Exhibit 10.6

AWS Service Terms

Last Updated: May 10, 2021

The Service Terms below govern your use of the Services. Capitalized terms used in these Service Terms but not defined below are defined in the AWS Customer Agreement or other agreement with us governing your use of the Services (the “Agreement”). For purposes of these Service Terms, “Your Content” includes any “Company Content” and any “Customer Content,” and “AWS Content” includes “Amazon Properties.”

1. Universal Service Terms (Applicable to All Services)

1.1. You may not transfer outside the Services any software (including related documentation) you obtain from us or third party licensors in connection with the Services without specific authorization to do so.

1.2. You must comply with current technical documentation applicable to the Services (including applicable developer guides) posted on the AWS Site.

1.3. You will provide information or other materials related to Your Content (including copies of any client-side applications) as reasonably requested by us to verify your compliance with the Agreement. You will reasonably cooperate with us to identify the source of any problem with the Services that we reasonably believe may be attributable to Your Content or any end user materials that you control.

1.4. In connection with your use of the Services, you are responsible for maintaining licenses and adhering to the license terms of any software you run. If we reasonably believe any of Your Content violates the law, infringes or misappropriates the rights of any third party, or otherwise violates a material term of the Agreement (including the documentation, the Service Terms, or the Acceptable Use Policy) (“Prohibited Content”), we will notify you of the Prohibited Content and may request that such content be removed from the Services or access to it be disabled. If you do not remove or disable access to the Prohibited Content within 2 business days of our notice, we may remove or disable access to the Prohibited Content or suspend the Services to the extent we are not able to remove or disable access to the Prohibited Content. Notwithstanding the foregoing, we may remove or disable access to any Prohibited Content without prior notice in connection with illegal content, where the content may disrupt or threaten the Services or in accordance with applicable law or any judicial, regulatory or other governmental order or request. In the event that we remove Your Content without prior notice, we will provide prompt notice to you unless prohibited by law. We terminate the accounts of repeat infringers in appropriate circumstances.

1.5. You will ensure that all information you provide to us via the AWS Site (e.g., information provided in connection with your registration for the Services, requests for increased usage limits) is accurate, complete, and not misleading.

1.6. From time to time, we may apply upgrades, patches, bug fixes, or other maintenance to the Services and AWS Content (“Maintenance”). We agree to use reasonable efforts to provide you with prior notice of any scheduled Maintenance (except for emergency Maintenance), and you agree to use reasonable efforts to comply with any Maintenance requirements that we notify you about.

1.7. If your Agreement does not include a provision on AWS Confidential Information, and you and AWS do not have an effective non-disclosure agreement in place, then you agree that you will not disclose AWS Confidential Information (as defined in the AWS Customer Agreement), except as required by law.

1.8. You may perform benchmarks or comparative tests or evaluations (each, a “Benchmark”) of the Services. If you perform or disclose, or direct or permit any third party to perform or disclose, any Benchmark of any of the Services, you (i) will include in any disclosure, and will disclose to us, all information necessary to replicate such Benchmark, and (ii) agree that we may perform and disclose the results of Benchmarks of your products or services, irrespective of any restrictions on Benchmarks in the terms governing your products or services.

1.9. Only the applicable AWS Contracting Party (as defined in the AWS Customer Agreement) will have obligations with respect to each AWS account, and no other AWS Contracting Party has any obligation with respect to such account. The AWS Contracting Party for an account may change as described in the Agreement. Invoices for each account will reflect the AWS Contracting Party that is responsible for that account during the applicable billing period.

If, as of the time of a change of the AWS Contracting Party responsible for your account, you have made an up-front payment for any Services under such account, then the AWS Contracting Party you paid such up-front payment to may remain the AWS Contracting Party for the applicable account only with respect to the Services related to such up-front payment.

1.10. When you use a Service, you may be able to use or be required to use one or more other Services (each, an “Associated Service”), and when you use an Associated Service, you are subject to the terms and fees that apply to that Associated Service.

1.11. If you process the personal data of End Users or other identifiable individuals in your use of a Service, you are responsible for providing legally adequate privacy notices and obtaining necessary consents for the processing of such data. You represent to us that you have provided all necessary privacy notices and obtained all necessary consents. You are responsible for processing such data in accordance with applicable law.

1.12. If you have been charged for a Service for a period when that Service was unavailable (as defined in the applicable Service Level Agreement for each Service), you may request a Service credit equal to any charged amounts for such period.

1.13. If you are a customer that is subject to the French Politique générale de sécurité des systems d’information de santé (PGSSI-S), you agree that your use of the Services complies with the PGSSI-S.

1.14. Data Protection.

1.14.1 These Service Terms incorporate the AWS GDPR Data Processing Addendum (“DPA”), when the GDPR applies to your use of the AWS Services to process Customer Data (as defined in the DPA).The DPA is effective as of 25 May 2018 and replaces and supersedes any previously agreed data processing addendum between you and AWS relating to the Directive 95/46/EC.

1.14.2 These Service Terms incorporate the AWS Supplementary Addendum to the DPA, when the GDPR applies to your use of the AWS Services to process Customer Data.

1.14.3 These Service Terms incorporate the AWS CCPA Terms (“CCPA Terms”), when the CCPA applies to your use of the AWS Services to process Personal Information (as defined in the CCPA Terms).

1.15. Following closure of your AWS account, we will delete Your Content in accordance with the Documentation.

1.16. Your receipt and use of any Promotional Credits is subject to the AWS Promotional Credit Terms & Conditions.

1.17. Payment Currency

1.17.1 AWS provides a Service that enables payment in certain currencies (“Payment Currency”) other than United States dollars when you purchase certain Services from AWS (the “Currency Service”). When you purchase Services in certain countries outside of the United States, we may require you, because of currency controls or other factors, to use the Currency Service. When using the Currency Service you are not tendering payment in one currency and receiving from us another currency.

1.17.2 When you use the Currency Service, Service fees and charges will automatically be invoiced in the Payment Currency. You must pay invoices in the currency specified on each invoice, but, for credit card or debit card purchases, you may only make payments in currencies supported by the issuer of your card. If the issuer of your credit card or debit card does not support the required Payment Currency, you must use a different payment method that does support paying in the Payment Currency.

1.17.3 Our fees and charges for your use of the Currency Service, if any, are included in the exchange rate applied to your invoice (the “Applicable Exchange Rate”). Third-parties, such as your bank, credit card issuer, debit card issuer, or card network, may charge you additional fees. The Applicable Exchange Rate is determined at the time your invoice is generated and, for invoices covering usage of Services over a period of time, will apply to all usage and Service charges listed on that invoice.

1.17.4 All refunds processed against an invoice will be provided in the currency in which the invoice was generated and reflected as a credit memo or a payment in your Payment Currency.

1.17.5 You agree that by using the Currency Service, information related to your payment, including your name and address, may be used by our banking partners to process your payments in jurisdictions other than the United States.

2. Betas and Previews

2.1. This Section describes the additional terms and conditions under which you may (a) access and use certain features, technologies, and services made available to you by AWS that are not yet generally available, including, but not limited to, any products, services, or features labeled “beta”, “preview”, “pre-release”, or “experimental”, and any related AWS Content (each, a “Beta Service”) or (b) access and use Services and any related AWS Content available in AWS regions that are not generally available, including, but not limited to, any AWS regions identified by AWS as “beta”, “preview”, “pre-release”, or “experimental” (each, a “Beta Region”).

2.2. You must comply with all terms related to any Beta Service or Beta Region as posted on the AWS Site or otherwise made available to you. AWS may add or modify terms, including lowering or raising any usage limits, related to access to or use of any Beta Services or Beta Regions at any time. Service Level Agreements do not apply to Beta Services or Beta Regions.

2.3. You may provide AWS with information relating to your access, use, testing, or evaluation of Beta Services or Beta Regions, including observations or information regarding the performance, features, and functionality of Beta Services or Beta Regions (“Test Observations”). AWS will own and may use and evaluate all Test Observations for its own purposes. You will not use any Test Observations except for your internal evaluation purposes of any Beta Service or Beta Region.

2.4. AWS may suspend or terminate your access to or use of any Beta Service or Beta Region at any time. Your access to and use of each Beta Service and Beta Region will automatically terminate upon the release of a generally available version of the applicable Beta Service or Beta Region or upon notice of termination by AWS. Notwithstanding anything to the contrary in the Agreement, after suspension or termination of your access to or use of any Beta Service or Beta Region for any reason, (a) you will not have any further right to access or use the applicable Beta Service or Beta Region, and (b) Your Content used in the applicable Beta Service or Beta Region may be deleted or inaccessible.

2.5. Test Observations, Suggestions concerning a Beta Service or Beta Region, and any other information about or involving (including the existence of) any Beta Service or Beta Region are considered AWS Confidential Information.

2.6. WITHOUT LIMITING ANY DISCLAIMERS IN THE AGREEMENT OR THE SERVICE TERMS, BETA SERVICES AND BETA REGIONS ARE NOT READY FOR GENERAL COMMERCIAL RELEASE AND MAY CONTAIN BUGS, ERRORS, DEFECTS, OR HARMFUL COMPONENTS. ACCORDINGLY, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT OR THESE SERVICES TERMS, AWS IS PROVIDING BETA SERVICES AND BETA REGIONS TO YOU “AS IS.” AWS AND ITS AFFILIATES AND LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING BETA SERVICES AND BETA REGIONS, INCLUDING ANY WARRANTY THAT THE BETA SERVICES AND BETA REGIONS WILL BECOME GENERALLY AVAILABLE, BE UNINTERRUPTED, ERROR FREE, OR FREE OF HARMFUL COMPONENTS, OR THAT ANY CONTENT, INCLUDING YOUR CONTENT, WILL BE SECURE OR NOT OTHERWISE LOST OR DAMAGED. EXCEPT TO THE EXTENT PROHIBITED BY LAW, AWS AND ITS AFFILIATES AND LICENSORS DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, AND ANY WARRANTIES ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE. AWS’S AND ITS AFFILIATES’ AND LICENSORS’ AGGREGATE LIABILITY FOR ANY BETA SERVICES AND BETA REGIONS WILL BE LIMITED TO THE AMOUNT YOU ACTUALLY PAY US UNDER THIS AGREEMENT FOR THE SERVICES THAT GAVE RISE TO THE CLAIM DURING THE 12 MONTHS PRECEDING THE CLAIM.

3. Amazon CloudFront

You must own or have all necessary rights to use any domain name or SSL certificate that you use in conjunction with Amazon CloudFront. You are solely responsible for the renewal, security, and proper configuration of any SSL certificates that you provide for use with Amazon CloudFront, including any disclosure of your SSL certificates to third parties.

4. AWS Outposts

4.1. Outposts Equipment. AWS will make equipment available to you to support your use of the AWS Outposts Service (the “Outposts Equipment”). AWS or its affiliates maintain all rights in the Outposts Equipment and is not selling, renting, leasing, or transferring any ownership, intellectual or other rights in the Outposts Equipment to you. You will not, and will not purport to, assign, grant, or transfer the Outposts Equipment or any interest in the Outposts Equipment to any individual or entity, and any such purported assignment, grant or transfer is void.

4.2. Facility Assessment. You will ensure that, at all times, the facility at which the Outposts Equipment is located (the “Designated Facility”) meets the minimum requirements necessary to support the installation, maintenance, use, and removal of the Outposts Equipment as described here and otherwise as described in the Outposts Documentation or provided to you during the ordering and installation process.

4.3. Delivery and Use. You will ensure that you have all necessary rights, certifications, and licenses for the delivery, installation, maintenance, use, and removal of the Outposts Equipment at the Designated Facility. You are responsible for any damage to the Outposts Equipment while it is at the Designated Facility, unless caused by AWS. AWS may terminate your use of Outposts and remove the Outposts Equipment if you breach these terms or the terms of the Agreement with respect to Outposts.

4.4. Access to Outposts Equipment. You will give personnel designated by AWS prompt and reasonable access to the Designated Facility as necessary to deliver, install, inspect, maintain, and remove the Outposts Equipment. You will not require AWS personnel to sign, accept, or otherwise agree to any documentation as a condition of accessing the Designated Facility, and you agree that the terms of any such documentation are void even if signed by AWS personnel. You will ensure that no one accesses, moves, or repairs the Outposts Equipment other than (i) personnel designated by AWS, (ii) as permitted in writing by AWS in connection with the maintenance of Outposts Equipment, or (iii) as necessary due to a situation involving imminent injury, damage to property, or an active fire alarm system. You will ensure that no one modifies, alters, reverse engineers, or tampers with the Outposts Equipment. You acknowledge that the Outposts Equipment may be equipped with tamper monitoring.

4.5. Enterprise Support. You will remain enrolled in AWS Support at the Enterprise level during the entire period of your use of Outposts.

4.6. Services/SLAs/Security. The Service Terms for any Services that run locally on Outposts also apply to your use of those Services on Outposts. There are inherent differences between Services running locally on Outposts from those Services running at AWS operated facilities because the Outposts Equipment is physically located at the Designated Facility where you are responsible for physical security and access controls, as well as all power, networking, and environmental conditions. Due to these differences:

a. The Service Level Agreements for any Services that run locally on Outposts do not apply to your use of those Services on Outposts.

b. Any AWS commitments in the Agreement that depend on AWS’s operation of such physical security and access controls, or power, networking, and environmental conditions, do not apply to Outposts or any Services running locally on Outposts.

c. The security and compliance standards, certifications, audits, reports and attestations held by AWS do not apply to Outposts or any Services running locally on Outposts. You can find more information about Outposts security compliance and features here.

5. Amazon Elastic Compute Cloud

5.1. In conjunction with the Services, you may be allowed to use certain software (including related documentation) developed and owned by Microsoft Corporation or its licensors (collectively, the “Microsoft Software”).

5.1.1. If you use the Microsoft Software, Microsoft and its licensors require that you agree to these additional terms and conditions:

•	The Microsoft Software is neither sold nor distributed to you, and you may use it solely in conjunction with the Services.

•	You may not transfer or use the Microsoft Software outside the Services.

•	You may not remove, modify, or obscure any copyright, trademark, or other proprietary rights notices that are contained in or on the Microsoft Software.

•	You may not reverse engineer, decompile, or disassemble the Microsoft Software, except to the extent expressly permitted by applicable law.

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Microsoft disclaims, to the extent permitted by applicable law, all warranties by Microsoft and any liability by Microsoft or its suppliers for any damages, whether direct, indirect, or consequential, arising from the Services.

•	Microsoft is not responsible for providing any support in connection with the Services. Do not contact Microsoft for support.

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You are not granted any right to use the Microsoft Software in any application controlling aircraft or other modes of human mass transportation, nuclear or chemical facilities, life support systems, implantable medical equipment, motor vehicles, weaponry systems, or any similar scenario (collectively, “High Risk Use”). Microsoft and its suppliers disclaim any express or implied warranty of fitness for High Risk Use. High Risk Use does not include utilization of the Microsoft Software for administrative purposes, to store configuration data, engineering and/or configuration tools, or other non-control applications, the failure of which would not result in death, personal injury, or severe physical or environmental damage. These non-controlling applications may communicate with the applications that perform the control, but must not be directly or indirectly responsible for the control function.

•	Microsoft is an intended third-party beneficiary of this Section 5.1.1, with the right to enforce its provisions.

5.1.2. For any instance running Microsoft Software (each, a “Microsoft Instance”), you may not use nesting, container, or similar technologies to sell or resell multiple instances, portions of an instance, or containers running within the Microsoft Instance, unless (a) you are the ultimate end user of the Microsoft Instance, (b) you have supplemented the Microsoft Instance with your own applications, or (c) you have added primary and significant functionality to the Microsoft Instance.

5.2. In conjunction with the Services, you may be allowed to use certain software (including related support, maintenance, and documentation) developed, owned, or provided by third parties or their licensors. Use of third party software is subject to these additional terms and conditions:

•	By using NVIDIA Corporation’s GRID Software, you agree to be bound by the terms and conditions of the NVIDIA GRID Cloud End User License Agreement.

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By using NVIDIA Corporation’s Tesla Driver, CUDA Toolkit, cuDNN, NVENC, NVCUVID, NVM:, nvidia-smi, and NCCL Library Software, toolkits, and drivers, you agree to be bound by the terms and conditions of the NVIDIA Cloud End User License Agreement and NVIDIA Third Party Materials Notices.

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By using Red Hat, Inc.’s software, you agree to be bound by the terms and conditions of the Red Hat Cloud Software Subscription Agreement. Red Hat also disclaims any (i) warranties with respect to Red Hat, Inc. software; and (ii) liability for any damages, whether direct, indirect, incidental, special, punitive or consequential, and any loss of profits, revenue, data or data use, arising from use of Red Hat, Inc. software.

•	By using SUSE LLC’s software, you agree to be bound by the terms and conditions of the SUSE End User License Agreement and the SUSE Terms and Conditions.

•	By using Apple Inc.’s software, you agree to be bound by the terms and conditions of the applicable Apple Software License Agreement.

5.3. Unless you specify a termination date, your Spot Instance request will remain active until the earlier of the following: (1) seven days have passed, (2) we fulfill it, or (3) you cancel it. We may terminate, stop, or hibernate Spot Instances at any time and without any notice to you if the current price for the applicable Spot Instance (the “Spot Price”) equals or exceeds the price you specified you were willing to pay for the Spot Instance (“Your Maximum Price”). Spot Instances purchased for a fixed duration (“Spot Blocks”) will not be terminated because the Spot Price equals or exceeds Your Maximum Price (if specified), but will terminate at the conclusion of the fixed duration. Spot Instances and Spot Blocks may also be terminated for AWS capacity requirements. If a Spot Block is terminated due to AWS capacity requirements, you will not be charged for that Spot Block. Spot Instances may not be used with certain Services, features, and third-party software we specify, including IBM software packages or Microsoft SQL Server. You may not, directly, indirectly, alone, or in cooperation with any third party, attempt to control, influence, or manipulate the price for Spot Instances. You may not submit requests for Spot Instances through any third party (e.g., “proxy bidding”) or share information with any third party regarding Your Maximum Price specified in your Spot Instance Requests.

5.4. EC2 Reserved Instances and Dedicated Hosts.

5.4.1. We may change Savings Plans, EC2 Reserved Instance and EC2 Dedicated Host Reservation pricing at any time, but price changes will not apply to previously designated Savings Plans, EC2 Reserved Instances or EC2 Dedicated Host Reservations, except as described in this Section 5.4. If Microsoft increases the license fees it charges for Windows, or if Red Hat increases the license fees it charges for Red Hat Enterprise Linux (“RHEL”), we may make a corresponding increase to the per-hour usage rate (or institute a corresponding per-hour usage rate) for Savings Plans for, or EC2 Reserved Instances with, Windows or RHEL. Any increase in (or institution of) the per-hour usage rate for Savings Plans for, or EC2 Reserved Instances with, Windows will be made between December 1 and January 31, and we will provide 30 days’ notice. For any increase in (or institution of) the per-hour usage rate for Savings Plans for, or EC2 Reserved Instances with, RHEL, we will provide 30 days’ advance notice. If this happens, you may: (a) continue to use your EC2 Reserved Instances with Windows or RHEL with the new per-hour usage price; (b) convert your EC2 Reserved Instances with Windows or RHEL to comparable EC2 Reserved Instances with Linux; or (c) terminate your EC2 Reserved Instances with Windows or RHEL and receive a pro rata refund of the up-front fee you paid for the terminated EC2 Reserved Instances with Windows or RHEL.

5.4.2. We may terminate the Savings Plans, EC2 Reserved Instance or EC2 Dedicated Host Reservation pricing programs at any time. Savings Plans and EC2 Dedicated Hosts are nontransferable, and EC2 Reserved Instances are only transferrable in accordance with the requirements of the RI Marketplace provided on the AWS Site. Scheduled Instances and Convertible Reserved Instances are not eligible for the RI Marketplace. Savings Plans, EC2 Reserved Instances and EC2 Dedicated Host Reservations are noncancellable, and EC2 Dedicated Hosts associated with an active EC2 Dedicated Host Reservation cannot be removed from your account, so you will be charged for the duration of the term you selected, even if you terminate the Agreement. All amounts paid in connection with Savings Plans, EC2 Reserved Instances and EC2 Dedicated Host Reservations are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual EC2 Reserved Instance or EC2 Dedicated Host Reservation type, or terminate the Savings Plans, EC2 Reserved Instance or EC2 Dedicated Host pricing program(s), we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated Savings Plans, EC2 Reserved Instances or EC2 Dedicated Hosts. You may not purchase EC2 Reserved Instances for the purpose of reselling them in the RI Marketplace, and we reserve the right to refuse or cancel your purchase if we suspect you are doing so. Upon expiration or termination of the term of Savings Plans, EC2 Reserved Instances or EC2 Dedicated Host Reservations, the reserved pricing will expire and standard on-demand usage prices will apply. You are responsible for determining if you are subject to any limitations arising from the purchase or Savings Plans, EC2 Reserved Instances or EC2 Dedicated Host Reservations. For example, you are responsible for complying with any applicable laws, policies, terms or conditions governing your payment of up-front fees or the expiration of reserved resources, including any fiscal or appropriation laws, or other policies or restrictions governing up-front payments for goods or services.

5.5. EC2 Reserved Instance (RI) Marketplace.

5.5.1. The rights to an active EC2 Reserved Instance can be offered for sale through the RI Marketplace as long as (1) the remaining term on the Reserved Instance is greater than 1 month and (2) your payment of the upfront charge for it has been received and processed (for credit card purchases, 30 days after you have paid the upfront fee, and for invoice purchases, after you have paid the applicable invoice) (a “Marketable EC2 Reserved Instance”). You can be a “Seller” if you are a current AWS customer in good standing, you have a Marketable EC2 Reserved Instance associated with your AWS account, and you complete the registration process through your AWS account. You can be a “Buyer” if you are a current AWS customer in good standing. Non-U.S.-based entities may not be Sellers without providing the Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) to establish that you are not a U.S. person. You can resell an EC2 Reserved Instance that you previously purchased through the RI Marketplace. You may not resell an EC2 Reserved Instance that you purchased through a discount program (Reserved Instance Volume Discounts or otherwise) without obtaining our prior approval.

5.5.2. As a Seller, you will be the seller of record of your rights to a Marketable EC2 Reserved Instance. Except as expressly set forth in these Service Terms, we are not involved in any underlying transaction between you and any Buyer. We or our affiliates may also participate in the RI Marketplace as a Seller or a Buyer. We may remove any Marketable EC2 Reserved Instance from the RI Marketplace at any time. Once sold and transferred to a Buyer, a Seller will have no rights to that Marketable EC2 Reserved Instance.

5.5.3. On Seller’s behalf, we will process all payments for Transactions and collect the applicable Transaction Proceeds. “Transaction” means any sale of a Marketable EC2 Reserved Instance through the RI Marketplace. “Transaction Proceeds” means the gross sales proceeds received by us from any Transaction. You will ensure that all fees and charges payable by Buyers for Marketable EC2 Reserved Instance are billed and collected through us and you will not offer or establish any alternative means of payment. We may impose transaction limits on some or all Buyers and Sellers relating to the value of any Transaction or disbursement, the cumulative value of all Transactions or disbursements during a period of time, or the number of Transactions that we will process over a period of time. We may withhold for investigation, or refuse to process, any Transaction that we suspect is fraudulent, unlawful, or otherwise violates these Service Terms, the Agreement, or the Acceptable Use Policy. For each Transaction, we will not remit Transaction Proceeds to a Seller, and the Marketable EC2 Reserved Instance will not be available to the Buyer, until after we have successfully processed payments for that Transaction from the Buyer.

5.5.4. You will not receive any funds collected from payments associated with the hourly prices of your Marketable EC2 Reserved Instance. At the end of each business day, we will pay to you all due and payable Transaction Proceeds that we have collected as of the date that is 2 business days prior to that date. We will deduct from each payment any applicable fees and charges due to us related to Marketable EC2 Reserved Instances. We may withhold, deduct, or setoff any amounts payable by you to us or our affiliates against any Transaction Proceeds. Payments will be made only to an ACH-enabled bank account located in the United States that you register with us. If there is an error in the processing of any Transaction, you authorize us to initiate debit or credit entries to your designated bank account, to correct such error, provided that any such correction is made in accordance with applicable laws and regulations. If we are unable to debit your designated bank account for any reason, you authorize us to resubmit the debit, plus any applicable fees, to any other bank account or payment instrument that you have on file with us or to deduct the debit and applicable fees from future Transaction Proceeds.

5.5.5. Sellers are responsible for the calculation, validation, and payment of any and all sales, use, excise, import, export, value added, withholding, and other taxes and duties assessed, incurred, or required to be collected or paid (“Taxes”) for any reason in connection with any Transaction and with any Marketable EC2 Reserved Instance. We are not responsible for determining whether any Taxes apply to any Transaction or remitting Taxes to any taxing authority with respect to any Transaction, or for reporting any information (including the payment of Taxes) with respect to any Transaction. Each Seller will indemnify us and our affiliates against any claim or demand for payment of any Taxes imposed in connection with any Transaction, and for any fines, penalties, or similar charges imposed as a result of the Seller’s failure to collect, remit, or report any Taxes in connection with any Transaction.

5.5.6. For each Seller, we will collect the necessary data and tax forms to enable compliance with applicable tax laws. For example, for U.S.-based Sellers, we will collect and retain Seller name and address, and may collect the tax identification number and other data as needed to comply with Form 1099K reporting requirements; for non-U.S.-based Sellers, we will collect and retain a Form W-8BEN tax form (which includes name, address, and a signature) as proof that you are exempt from Form 1099K reporting. For each Buyer, we will collect and retain the Buyer’s name and address. Buyers and Sellers will not know the name of the other party to the Transaction until the Transaction is completed. Upon completion of the Transaction, we will share the applicable Buyer’s city, state, and zip with the Seller so that the Seller can calculate the appropriate tax (if any) to remit to the appropriate government entity. We will share the Seller’s legal name on the Buyer’s invoice. Buyers and Sellers may not use information about the Transaction or about the other party gained in connection with a Transaction (“Transaction Information”) for any purpose that is not related to the Transaction. For example, you may not, directly or indirectly: (1) disclose any Transaction Information to any third party, except as necessary for you to perform your tax obligations or other obligations under these Service Terms and only if you ensure that every recipient uses the information only for that purpose and complies with these restrictions; (2) use any Transaction Information for any marketing or promotional purposes whatsoever; (3) use any Transaction Information in any way inconsistent with applicable law; (4) contact a party to influence them to make an alternative sale or purchase; or (5) target communications of any kind on the basis of the intended recipient being an RI Marketplace Buyer or Seller.

5.6. Amazon EC2 enables you to provision Amazon EC2 instances using your Microsoft Software and Microsoft Licenses (the “BYOL Program”). Unless otherwise specified in your agreement(s) with Microsoft, you can participate in the BYOL Program only if you comply with the requirements here, and you (a) use Dedicated Instances or Dedicated Hosts; and (b) launch from Virtual Machines (VMs) sourced from software binaries provided by you.

You must be eligible to use the BYOL Program for the applicable Microsoft Software under your agreements with Microsoft. You are solely responsible for obtaining all required licenses and for complying with all applicable Microsoft licensing requirements, including the Product Use Rights/Product Terms. By using the Microsoft Software under the BYOL Program, you agree to Microsoft's End User License Agreement.

You agree that you have determined that your use of the BYOL Program will comply with the applicable Microsoft licensing requirements. Usage of the Services in violation of your agreement(s) with Microsoft is not authorized or permitted.

5.7. As part of using Amazon EC2, you agree that your Amazon EC2 resources may be terminated or replaced due to failure, retirement or other AWS requirements. THE USE OF AMAZON EC2 DOES NOT GRANT YOU, AND YOU HEREBY WAIVE, ANY RIGHT OF PHYSICAL ACCESS TO, OR PHYSICAL POSSESSION OF, ANY AWS SERVERS, EQUIPMENT, REAL OR PERSONAL PROPERTY, OR OTHER ASSETS.

6. Alexa Web Services

You may use data you receive from the Alexa Services Web Information Service and Alexa Top Sites (collectively “Alexa Web Services”), such as web site traffic data, to enhance your application or website, but may not use it in any application whose primary purpose is to display the same or related data or to compete with www.alexa.com. You may not display data you receive via the Alexa Web Services that has been cached for more than 24 hours. You may not resell or redistribute the Alexa Web Services or data you access via the Alexa Web Services.

7. Amazon SimpleDB Service (Amazon SimpleDB)

If during the previous 6 months you have incurred no fees for Amazon SimpleDB and have registered no usage of Your Content stored in Amazon SimpleDB, we may delete Your Content that is stored in Simple DB upon 30 days prior notice to you.

8. Amazon CloudWatch and Autoscaling

Amazon CloudWatch collects and stores certain information for the Services you are monitoring, including CPU utilization, data transfer, and disk usage and activity (collectively, “CloudWatch Metric Data”). CloudWatch Metric Data may be used by AWS to maintain and provide the Services (including development and improvement of the Services).

9. AWS Import/Export Disk, AWS Snowball, AWS Snowcone and AWS Snowmobile

9.1. “AWS Import/Export” includes: AWS Import/Export Disk, AWS Snowball, AWS Snowcone and AWS Snowmobile.

9.2. We may return physical storage that you send to us in connection with your use of AWS Import/Export Disk (“Media”) to you for any reason. Media shipped to us for import into or export from supported AWS Services in the EU (Ireland) Region must originate from and be returned to an address within the European Union or the European Economic Area. We may refuse, return, or dispose of Media that is damaged, defective, unreadable, or not shipped via Amazon-approved means in accordance with the Documentation (collectively, “Unsuitable Media”). We may erase any data on such Unsuitable Media. If you request and we return Unsuitable Media to you, you agree that we will select the shipping carrier and handling standards for return of such Unsuitable Media, and the carrier and standards may not be the same as (and may cost more than) those we use for shipping media in connection with AWS Import/Export Disk generally. You will reimburse us for any expenses we incur in connection with any Unsuitable Media. If we are unable to return Media to you due to any issue with your address or Media, we will attempt to notify you, and you will have 30 days from the date we provide notification to resolve the issue. If the issue is not resolved, the Media will be deemed Unsuitable Media.

9.3. As part of AWS Snowball and AWS Snowcone, we will ship you an agreed upon number of “Snowball” or "Snowcone" hardware appliances (each an “Appliance”) and provide you with access to the applicable AWS Snowball Client or AWS Snowcone client software (together with the software contained on the Appliance, and any updates or upgrades to the foregoing, the “Appliance Software”). You agree that you will not allow any Appliance to leave the country to which the Appliance is shipped until you provide it (in the same country) to a carrier for redelivery to us. Upon our request for any reason, you will promptly return any appliance to us. Appliances collect and provide us with metrics regarding the use of Appliances, including boot times, size of transferred files, duration of transfers, and errors or timeouts. These metrics may be associated with your account ID, and we may use these metrics to maintain and provide the Services (including development and improvement of the Services).

9.4. As part of AWS Snowmobile, we will transport a containerized data center and networking equipment (collectively, “Snowmobile”), and other materials, equipment, and software necessary for operation of the Snowmobile (collectively with the Snowmobile, the “Snowmobile Materials”). You will ensure that, at all times, the designated transfer location for delivery of the Snowmobile Materials (the “Transfer Site") meets the minimum requirements necessary to support the delivery, setup, maintenance, use, and removal of the Snowmobile Materials as described on the AWS Site and otherwise as described in the Snowmobile Documentation or provided to you during the ordering and delivery process. You will ensure that you have all necessary rights, certifications, and licenses for the delivery, setup, maintenance, use, and removal of the Snowmobile Materials at the Transfer Site. You are responsible for any damage to the Snowmobile Materials while at the Transfer Site, unless caused by AWS. You may not allow Snowmobile Materials to leave the Transfer Site other than under the supervision of personnel designated by AWS. You will give personnel designated by AWS prompt and reasonable access to the Transfer Site as necessary to deliver, setup, inspect, maintain, and remove the Snowmobile Materials. You will not require AWS personnel to sign, accept, or otherwise agree to any documentation as a condition of accessing the Transfer Site, and you agree that the terms of any such documentation are void even if signed by AWS personnel. You will ensure that no one accesses, moves, or repairs the Snowmobile Materials other than (i) personnel designated by AWS, (ii) as permitted in writing by AWS in connection with the maintenance of Snowmobile Materials, or (iii) as necessary due to a situation involving imminent injury, damage to property, or an active fire alarm system. AWS may terminate your use of Snowmobile Materials and remove the Snowmobile Materials if you breach these terms or the terms of the Agreement with respect to Snowmobile Materials.

9.5. Once AWS Import/Export services are complete, we will return the Media to you, and delete data from the Appliances or Snowmobiles, as applicable.

9.6. You are responsible for payment of all customs, duties, taxes, and other charges in connection with Media and Appliances being shipped to or from us.

9.7. For AWS Import/Export Disk, you will bear the entire risk of loss of, or damage to, any Media while in transit. For AWS Snowball and AWS Snowcone, you are responsible for any damage to, or loss of, an Appliance after delivery to you until the carrier accepts the Appliance for delivery back to us. In addition to other rights and remedies we may have under the Agreement, we may charge you the applicable lost device fee specified on the AWS Snowball or AWS Snowcone pricing pages if: (a) an Appliance is lost or irreparably damaged after it has been provided to you until the carrier accepts the Appliance for delivery back to us; or (b) unless otherwise contemplated by the Documentation or agreed by us, you do not provide the Appliance to the carrier for return to us within 90 days of the date it was delivered to you.

9.8. YOU ARE SOLELY RESPONSIBLE FOR APPLYING APPROPRIATE SECURITY MEASURES TO YOUR DATA AND YOUR USE OF MEDIA, APPLIANCES AND SNOWMOBILE MATERIALS, INCLUDING ENCRYPTING SENSITIVE DATA AND NOT ALLOWING UNAUTHORIZED ACCESS TO ANY MEDIA, APPLIANCE OR SNOWMOBILE MATERIALS.

9.9. AWS or its affiliates maintain all rights in the Appliances, Appliance Software, and Snowmobile Materials and is not selling, renting, leasing, or transferring any ownership, intellectual or other rights in the Appliances, Appliance Software, or Snowmobile Materials to you. You will not, and will not purport to, assign, grant, or transfer the Appliances, Appliance Software, or Snowmobile Materials or any interest in the Appliances, Appliance Software, or Snowmobile Materials to any individual or entity, and any such purported assignment, grant or transfer is void. Without limiting the foregoing, you will not (or attempt to), and will not permit or authorize third parties to (or attempt to), (a) scan, x-ray, open, modify, alter, disassemble, or otherwise attempt to view the inside of or tamper with the Appliance or Snowmobile Materials; or (b) circumvent or disable any features or measures in the Appliance, Appliance Software, or Snowmobile Materials. You acknowledge that the Appliances and Snowmobile Materials may be equipped with tamper monitoring.

9.10. You will return all Appliances to us for assessment and to enable us to determine how they can be reused and which components must be recycled in an environmentally sound manner, regardless of the external condition of the Appliance and even if you believe the Appliance may be damaged or non-functional. You will not, under any circumstance, treat or dispose of an Appliance (or any component thereof, including internal batteries) as waste. Shipments of used Appliances must be conducted in a manner consistent with applicable laws relating to used electronic equipment, including where applicable the Basel Convention Technical Guidelines on Transboundary Movement of Used Electrical and Electronic Equipment.

9.11. You are responsible for complying with all applicable data protection, import, re-import, export, and re-export control laws, including any applicable license requirements, and country-specific sanctions programs. You are responsible for serving as the exporter and importer of record (as applicable) for your Media, data, software, or technology, and you accept that AWS will not participate in the export or import procedure. If you are using Appliances, Media, Appliance Software, or Snowmobile Materials for dual use items in the European Union, you represent that you, or the legal entity you represent, are “established” in the European Union; or, if you are not “established” in the European Union, that you will not upload, request that we download, or export such dual-use items outside the European Union. If you are using Appliances, Media, Appliance Software, or Snowmobile Materials in the European Union for military items, you represent that you, or the legal entity you represent, are permitted by the Member State of your incorporation to upload, request that we download or export any such military items from that Member State, and it is a condition of this Agreement and your use of AWS Import/Export that you are so permitted.

10. Amazon Relational Database Service (Amazon RDS)

10.1. You may store snapshots of Your Amazon RDS Content for later use in Amazon RDS, but snapshots cannot be downloaded outside the Services.

10.2. The Reserved DB Instance program allows you to designate Amazon RDS database instances as subject to the reserved pricing and payment terms set forth on the Amazon RDS detail page on the AWS Site (each designated instance, a “Reserved DB Instance”). We may terminate the Reserved DB Instance program at any time. We may change pricing for the Reserved DB Instance program at any time, but price changes will not apply to previously designated Reserved DB Instances. Reserved DB Instances are noncancellable, and you will owe the amount charged for the Reserved DB Instance for the duration of the term you selected, even if the Agreement is terminated. Reserved DB Instances are nontransferable and all amounts paid in connection with the Reserved DB Instances are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual Reserved DB Instance type, or terminate the Reserved DB Instance program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated Reserved DB Instances. Upon expiration or termination of the term of a Reserved DB Instance, the Reserved DB Instance pricing will expire and standard on-demand usage prices will apply to the database instance.

10.3. Using Oracle Software.

10.3.1. “License Included”. As part of the Services, you may be allowed to use certain software (including related documentation) described on the AWS Site developed and owned by Oracle America, Inc. or its affiliates (“Oracle”) and Oracle’s licensors (collectively, the “Oracle Software”). If you choose to use the Oracle Software and do not already have a license from Oracle for that Oracle Software, Oracle and its licensors require that you agree to these additional terms and conditions:

•
Oracle or its licensors retains all ownership and intellectual property rights in the Oracle Software, and title to the Oracle Software does not transfer to you or any third party by virtue of this Agreement.

•	The Oracle Software is subject to a restricted license and may only be used in connection with the Services, and only by the individual or legal entity that entered into the Agreement.

•
You may only use the Oracle Software for your internal business operations and in accordance with the Agreement. You may permit agents or contractors (including outsourcers) to use the Oracle Software on your behalf for the purposes set forth in, and subject to, the Agreement, provided you are responsible for the agent’s, contractor’s and outsourcer’s compliance with the Agreement in connection with such use.

•	You may not:

o
assign, grant, or transfer the Oracle Software or any interest in the Oracle Software to another individual or entity, and if you purport to grant a security interest in the Oracle Software, the secured party will have no right to use or transfer the Oracle Software;

o	use the Oracle Software for rental, timesharing, subscription services, hosting, or outsourcing;

o	remove or modify any notice of Oracle’s or its licensors’ proprietary rights;

o	make the Oracle Software available in any manner to any third party for use in the third party’s business operations;

o
duplicate, reverse engineer (unless required by law for interoperability), disassemble or decompile the Oracle Software (including by reviewing data structures or similar materials produced by the Oracle Software); or

o	publish any results of benchmark tests run on the Oracle Software.

•
Third party technology that may be appropriate or necessary for use with some Oracle Software is specified in the related documentation, and that third party technology is licensed to you only for use with the Services and under the terms of the third party license agreement specified in the documentation, not this Agreement.

•
To the extent permitted by applicable law, Oracle disclaims any liability for any damages, whether direct, indirect, incidental, special, punitive or consequential, and any loss of profits, revenue, data or data use, arising from your use of the Oracle Software.

•
Notwithstanding anything to the contrary elsewhere in the Agreement, Oracle is an intended third party beneficiary of the Agreement, but solely with respect to this Section 10.3.1 of these Service Terms.

•	The Uniform Computer Information Transactions Act does not apply to your use of the Oracle Software.

•	Upon any termination of the Agreement, you must discontinue use of the Oracle Software and any related documentation.

10.3.2. “Bring-Your-Own-License” (BYOL). Under the BYOL option, Amazon RDS enables you to provision Oracle Software to Amazon EC2 instances and use the management capabilities of Amazon RDS for the Oracle Software. You can use the Oracle Software with Amazon RDS if you meet the following conditions:

•
You must have a valid license with “Software Update License & Support” for the Oracle Software you wish to run. The terms of your existing license and support agreement(s) with Oracle continue to apply to your use of the Oracle Software; and

•
You must follow Oracle’s current policies for licensing Oracle Database software in the cloud computing environment. The database instances using the Oracle Software with Amazon RDS reside in the Amazon EC2 environment.

10.4. Using Microsoft Software. “License Included.” Use of Microsoft Software on Amazon RDS is subject to Section 5.1 above and these additional terms and conditions:

•
SQL Server Web Edition may be used only to support public and Internet accessible Web pages, Web sites, Web applications, or Web services. It may not be used to support line of business applications (e.g., Customer Relationship Management, Enterprise Resource Management, and other similar applications).

•	Microsoft is an intended third-party beneficiary of this Section 10.4, with the right to enforce its provisions.

11. Amazon Simple Notification Service (Amazon SNS)

11.1. Portions of Amazon SNS in Japan are sold and provided by AMCS LLC, an affiliate of AWS, and not AWS, but are otherwise subject to the terms of the Agreement.

11.2 Portions of Amazon SNS in Singapore are sold and provided by AMCS SG PRIVATE LIMITED (“AMCS SG”), an affiliate of AWS, and not AWS, but are otherwise subject to the terms of the Agreement.

11.3. Fees for Amazon SNS will apply regardless of whether delivery of your notifications is prevented, delayed, or blocked due to reasons outside of our control.

11.4. You may not use Amazon SNS to send SMS messages that include Premium Content (as defined in the Mobile Marketing Association Guidelines). You may not charge recipients for receiving Amazon SNS notifications by SMS unless you have obtained the recipient’s express consent. You must advise recipients receiving Amazon SNS notification by SMS that telecommunications providers may charge the recipient to receive Amazon SNS notifications by SMS. You are responsible for ensuring you have all necessary terms in place with push notification service providers, including terms necessary to comply with data protection laws.

You must obtain our prior written consent before using Amazon SNS to send SMS messages for:

•	financial transactions or payment services (e.g., mobile banking, bill presentment, bill payment, money transfer, peer-to-peer payment or lending credit, debit or stored value payment services);

•	charitable programs (e.g., soliciting donations for a non-profit organization);

•	sweepstakes or contests;

•	advertisements or promotions for commercial products, goods, or services; or

•	location-based services (e.g., where a recipient receives messages based on the geographical location of the recipient’s wireless device).

11.5. We may change, discontinue, or deprecate support for a third party push notification platform at any time.

11.6. Through your use of Amazon SNS you will not:

•	Transmit any material that contains viruses, Trojan horses, worms, or any other malicious or harmful programs.

•
Offer or purport to offer any Emergency Services. “Emergency Services” means services that allow a user to connect with emergency services personnel or public safety answering points, such as 911 or E911 services.

•	Materially violate or facilitate the material violation of any local or foreign law, rule, regulation, or order, including laws regarding the transmission of data or software.

•	Transmit material that is sexually explicit, relates to “adult services”, or contains sensitive financial or identifying information (such as social security numbers)

•	Resell, sublicense, or timeshare the Services, or use them on behalf of anonymous or other third parties.

•
Use the Services in hazardous environments (such as operation of nuclear facilities, aircraft navigation, or any other use that may result in foreseeable risk of injury, death, or destruction of property).

12. AWS Identity and Access Management (IAM)

12.1. We may change user credentials created by you using IAM if we determine in our reasonable discretion that a change is necessary for the protection of your AWS account and resources, and we will promptly notify you of any such change.

12.2. We may change, discontinue, or deprecate support for any third-party identity provider at any time without prior notice.

13. Amazon Route 53

13.1. You may not create a hosted zone for a domain that you do not own or have authority over.

13.2. All Domain Name System (DNS) records (other than Private DNS records) used in connection with Amazon Route 53 will be publicly available, and AWS will have no liability for disclosure of those DNS records.

13.3. Domain name registration services are provided under the Amazon Route 53 Domain Name Registration Agreement.

14. AWS Elastic Beanstalk

14.1. AWS may reject or modify any URL used in connection with an AWS Elastic Beanstalk environment that violates the intellectual property rights any third-party or violates the Acceptable Use Policy.

14.2. If you stop running your AWS Elastic Beanstalk environment at any time, the [myapp] portion of the URL used in connection with the environment will no longer be available to you and may be used by another AWS customer.

15. Amazon Simple Email Service (SES)

15.1 Portions of Amazon SES in Singapore are sold and provided by AMCS SG PRIVATE LIMITED (“AMCS SG”), an affiliate of AWS, and not AWS, but are otherwise subject to the terms of the Agreement.

15.2 Portions of Amazon SES in Japan are sold and provided by AMCS LLC (“AMCS”), an affiliate of AWS, and not AWS, but are otherwise subject to the terms of the Agreement.

15.3. Like many email service providers, to increase the security and reliability of email you send, attempt to send, or receive using SES (“SES Email”), we (or our third-party providers) may store and scan your SES Email and Your Content included in SES Email to protect you and SES by preventing and blocking “spam” e-mails, viruses and spyware, and other harmful or unwanted items from being sent and received over SES.

15.4. We may suspend or terminate your access to SES, or block or decline to send or receive any SES Email, if we determine that:

•	our scan of SES Email or Your Content included in SES Email reveals abusive or low quality email (such as “spam”),

•	SES Email bounces back to us or we receive abuse complaints (including complaints from third parties) in connection with your SES Email, or

•	the source or ReturnPath email address you have provided us for “address bounces” or complaints is not successfully receiving email.

15.5. If your SES Emails are blocked, delayed, or prevented from delivery by reasons outside of our control, your payment obligations continue.

15.6. AWS is not the “sender” as defined in the CAN-SPAM Act or similar applicable law.

16. AWS Direct Connect

16.1. You are responsible for protecting your AWS Direct Connect connections, including using physical security, firewalls, and other network security tools as appropriate.

16.2. AWS will permit data center operators or other service providers to connect your hardware to AWS’s hardware at the AWS Direct Connect location(s) that you select. AWS will provide the necessary information to enable the data center operator or other service provider to establish and monitor this connection, including your name, email address, network configuration, activity information, and AWS account number.

16.3. You are responsible for your separate relationship with the data center operator or other service provider, including compliance with your agreement with, and the policies and procedures of, the data center operator or other service provider, and payment of applicable fees to the data center operator or other service provider. You are responsible for providing or procuring (and AWS will not own or be responsible for) any equipment or cabling necessary to establish this dedicated connection.

16.4. If the connection you establish as part of AWS Direct Connect is temporarily unavailable or terminated, AWS will route traffic bound for your AWS resources over the public Internet and AWS’s standard data transfer charges will apply. However, if you are using Amazon Virtual Private Cloud (VPC), traffic bound for your Amazon VPC resources will be routed through an IPsec VPN connection. If an IPsec VPN connection is unavailable, traffic bound for your Amazon VPC resources will not be delivered.

17. Amazon ElastiCache

17.1. You may not access or tamper with any software we install on the cache nodes as part of Amazon ElastiCache.

17.2. The Reserved Cache Node program allows you to purchase reserved Amazon ElastiCache cache nodes subject to the reserved pricing and payment terms set forth on the Amazon ElastiCache detail page on the AWS Site (each designated instance, a “Reserved Cache Node”). We may terminate the Reserved Cache Node program at any time. We may change the pricing for Reserved Cache Nodes at any time, but price changes will not apply to previously designated Reserved Cache Nodes. Reserved Cache Nodes are nontransferable, and all amounts paid in connection with Reserved Cache Nodes are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual Reserved Cache Node type, or terminate the Reserved Cache Node program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated Reserved Cache Nodes. Upon expiration or termination of the term of a Reserved Cache Node, standard on-demand usage prices will apply to the cache nodes you use.

18. AWS GovCloud (US) Service Terms

18.1. Use of the Services in the AWS GovCloud (US) Regions is subject to the AWS GovCloud (US) Terms and Conditions available via AWS Artifact in the AWS GovCloud (US) management console.

18.2. You are responsible for satisfying any applicable eligibility requirements for using the AWS GovCloud (US) Regions, including providing accurate and current registration information. We may make, directly or through third parties, any inquiries we consider necessary to validate information that you provide to us, including checking commercial and governmental databases. While we may take steps to verify the identity of our Customers, we cannot and do not guarantee any Customer's identity.

18.3. AWS makes no representation or warranty related to the US Persons status of any Customer or End User that may be granted access to the AWS GovCloud (US) Regions.

18.4. You are responsible for verifying the adequacy of the AWS GovCloud (US) Regions for the processing and storage of Your Content and that your use of AWS Services will comply with the laws and regulations that may govern Your Content.

19. Amazon DynamoDB

19.1. The Amazon DynamoDB Reserved Capacity program allows you to purchase reserved throughput capacity (reads and writes) subject to the pricing and payment terms set forth on the Amazon DynamoDB detail page on the AWS Site (“Amazon DynamoDB Reserved Capacity”). We may terminate the Amazon DynamoDB Reserved Capacity program at any time. We may change the pricing for Amazon DynamoDB Reserved Capacity at any time, but price changes will not apply to previously purchased Amazon DynamoDB Reserved Capacity. Amazon DynamoDB Reserved Capacity is nontransferable and all amounts paid in connection with the Amazon DynamoDB Reserved Capacity are nonrefundable, except that if we terminate the Agreement (other than for cause) or the Amazon DynamoDB Reserved Capacity program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously purchased Amazon DynamoDB Reserved Capacity. Upon expiration or termination of the term of any Amazon DynamoDB Reserved Capacity, standard on-demand usage prices will apply to your use of Amazon DynamoDB.

19.2. Your use of DynamoDB Local is governed by the Amazon DynamoDB Local License Agreement.

20. AWS Marketplace

20.1. Except to the extent Content made available through AWS Marketplace is provided to you under a separate license that expressly states otherwise, neither you nor any End User may, or may attempt to, (a) modify, alter, tamper with, repair, or otherwise create derivative works of any Content, (b) reverse engineer, disassemble, or decompile the Content or apply any other process or procedure to derive the source code of any software included in the Content, (c) resell or sublicense the Content, (d) transfer Content outside the Services without specific authorization to do so, or (e) tamper with or circumvent any controls or make unauthorized copies of the Content.

20.2. AWS may stop providing AWS Marketplace (or any features of or listings within AWS Marketplace), without prior notice to you. In addition, AWS may disable or remove Content you have purchased on AWS Marketplace, if AWS determines that the Content may violate any Policies or any other regulations, policies, or laws.

20.3. To the extent authorized by the respective third party provider on AWS Marketplace, AWS may disable access to or remove any Third Party Content you purchased or subscribed to on AWS Marketplace in the event of overdue and uncollected payments, upon AWS providing you with at least 30 days’ advance written notice.

20.4 Professional services offered on AWS Marketplace by third parties are subject to separate terms and conditions specified by the respective third party. AWS has no control over and makes no guarantees about such services.

21. AWS Data Pipeline

Your use of the AWS Data Pipeline Task Runner is governed by the AWS Data Pipeline License Agreement.

22. Amazon Elastic Transcoder

The distribution of files created by Amazon Elastic Transcoder may require that you obtain license rights from third parties, including owners or licensors of certain third party audio and video formats. You are solely responsible for obtaining these licenses and paying any necessary royalties or fees.

23. AWS OpsWorks

Your use of the AWS OpsWorks agent is governed by the AWS OpsWorks Client License Agreement. Your use of AWS OpsWorks for Chef Automate is subject to Chef Software Inc.’s end user license agreement. Your use of AWS OpsWorks for Puppet Enterprise is subject to Puppet, Inc.’s Puppet Enterprise License Agreement.

24. AWS CloudHSM

In conjunction with your use of AWS CloudHSM, you may be allowed to use certain software (including related documentation) developed and owned by SafeNet, Inc. or its licensors (collectively, the “SafeNet Software”). If you use the SafeNet Software, you agree to the additional terms and conditions located here.

25. Amazon AppStream 2.0

25.1. NVIDIA Software. If your application uses the NVIDIA graphics processing unit (GPU) on an Amazon AppStream 2.0 instance, you agree to be bound by the terms and conditions of the NVIDIA Cloud End User License Agreement.

25.2. If you use the Amazon AppStream 2.0 User Pool feature to enable End Users to access applications, you agree that we may store and process these End Users’ email addresses in AWS Regions outside the AWS Regions where you are using Amazon AppStream 2.0. We will only use these email addresses to send the End Users email notifications to enable them to access Amazon AppStream 2.0.

26. Amazon WorkSpaces

26.1. Any Content that you or any End User run on, cause to interface with, or upload to your WorkSpaces is Your Content. You are responsible for maintaining licenses and adhering to the license terms of any of Your Content on your WorkSpaces.

26.2. Use of Microsoft Software on Amazon WorkSpaces is subject to Section 5.1 above. Microsoft is an intended third-party beneficiary of this Section 26.2, with the right to enforce its provisions.

26.3. Amazon WorkSpaces is designed to serve as a cloud desktop service. WorkSpaces may not be used to accept inbound network connections, as server instances, or to serve web traffic or your network traffic, and you may not reconfigure the inbound network connections of your WorkSpaces.

26.4. You and End Users may only use the WorkSpaces client software on computer equipment owned or controlled by you or your End Users. Your use of the WorkSpaces client software is governed by the Amazon WorkSpaces Application License Agreement.

26.5. To perform configurations, health checks, and diagnostics on Amazon WorkSpaces, we may collect and use performance and log information tied to the operation and management of the Service.

26.6. Software installed by us on your WorkSpaces may connect to a license activation server hosted by AWS. You may not attempt to prevent any license activation function.

26.7. As part of regular operation of Amazon WorkSpaces, WorkSpaces may be updated with operating system and software upgrades, patches, and bug fixes. During these updates, only software, documents, and settings that are part of the operating system image used for the WorkSpace or part of a user’s profile (D: drive in the WorkSpace) will persist.

26.8. Microsoft BYOL Licensing. Under this option, Amazon WorkSpaces enables you to provision WorkSpaces using your Microsoft Software and Microsoft Licenses (the “WorkSpaces BYOL Program”). You must be eligible to use the WorkSpaces BYOL Program for the applicable Microsoft software under your agreement(s) with Microsoft. You are solely responsible for obtaining all required licenses and for complying with all applicable Microsoft licensing requirements, including the Product Use Rights/Product Terms. Further, you must have accepted Microsoft's End User License Agreement (Microsoft EULA), and by using Microsoft Software under the WorkSpaces BYOL Program, you agree to the Microsoft EULA. You agree that you have determined that your use of the WorkSpaces BYOL Program will comply with the applicable Microsoft licensing requirements. Usage of the Services in violation of your agreement(s) with Microsoft is not authorized or permitted.

27. Amazon Cognito

27.1. We may change, discontinue, or deprecate support for any third-party identity provider at any time without prior notice.

27.2. In the event a particular Cognito User Pool has no active users within a 12 month period, we may delete the Cognito User Pool upon 30 days’ prior notice to you.

28. Amazon WorkDocs

28.1. Portions of Amazon WorkDocs in Japan are sold and provided by AMCS LLC, an affiliate of AWS, and not AWS, but is otherwise subject to the terms of the Agreement.

28.2. We may delete any of your End Users’ Content uploaded to Amazon WorkDocs if the End User is marked “Inactive” in the Amazon WorkDocs’ Administrator Dashboard and you have not been billed for more than 30 days for this End User’s usage. We may also delete your Amazon WorkDocs site and Your Content when you have no End Users marked “Active” within the Amazon WorkDocs Administrator Dashboard for more than 30 days.

28.3. If no End User accounts associated with your AWS account have registered any usage of the Services for several months, then we may delete the inactive End Users’ accounts after providing 30 days’ notice.

28.4. Your use of the Amazon WorkDocs Sync Software is governed by the Amazon WorkDocs Sync License Agreement.

28.5. Your use of the Amazon WorkDocs Application is governed by the Amazon WorkDocs Application License Agreement.

28.6. Your use of the Amazon WorkDocs Web Clipper is governed by the Amazon WorkDocs Web Clipper License Agreement.

28.7. Open with Office 365 is Third-Party Content provided by Microsoft. By using Open with Office 365, you are subject to Microsoft’s terms of use and privacy policy. You are solely responsible for obtaining all required licenses from Microsoft to use Open with Office 365 and for complying with all applicable Microsoft licensing requirements.

28.8. The Hancom document editing service is Third-Party Content. Your use of the Hancom document editing service through Amazon WorkDocs is subject to the Hancom Terms of Service. If you do not accept the Hancom Terms of Service applicable to the Hancom document editing service, then do not enable and use the Hancom document editing service. If you enable and use the Hancom document editing service, Hancom will have access to the contents of the document being edited and the End User’s user name and profile picture. Hancom is only authorized by AWS to access the above information for the purpose of providing the Hancom document editing service and only for the duration of the editing session.

28.9. AWS is the registrant of, and controls the DNS records for, all [name].workdocs.aws domain names (“Domain Names”). Customer does not acquire any rights in any such domain. Termination or suspension of Customer’s AWS account may result in the termination or suspension of Customer’s ability to use its previously assigned Domain Names. In order to use a Domain Name, Customer must comply with all guidelines included in the Amazon WorkDocs Site Naming Policy.

29. Amazon Pinpoint

29.1. Portions of Amazon Pinpoint in Japan are sold and provided by AMCS LLC (“AMCS”), an affiliate of AWS, and not AWS, but are otherwise subject to the terms of the Agreement.

29.2. Portions of Amazon Pinpoint in Singapore are sold and provided by AMCS SG PRIVATE LIMITED (“AMCS SG”), an affiliate of AWS, and not AWS, but are otherwise subject to the terms of the Agreement.

29.3. Amazon Pinpoint utilizes underlying functionality from the Amazon Simple Notification Service (Amazon SNS) and Amazon Simple Email Service (SES), and your use of Amazon Pinpoint is subject to the terms that govern those Services.

29.4. You acknowledge that Amazon Pinpoint:

a. Is not an Integrated Public Alert and Warning System (IPAWS) eligible system.

b. Is not intended for use in, or in association with, the operation of any hazardous environments or critical systems. You are solely responsible for liability that may arise in association with such use.

c. Does not support or carry emergency calling or messaging to any emergency services personnel or public safety answering points (“Emergency Services”), such as calls or texts to 911, and may not determine the physical location of your devices or your End Users, which may be required when contacting Emergency Services. You understand and agree that it is your responsibility to: (i) contact and access Emergency Services independently of Amazon Pinpoint and (ii) inform all End Users of these limitations.

d. Is not a replacement for traditional telephone or mobile phone services, including but not limited to calling, texting, or contacting Emergency Services, and does not function as such.

30. AWS Lambda

We may delete, upon 30 days’ notice to you, any of Your Content uploaded to AWS Lambda if it has not been run for more than 3 months. You may only use Lambda’s storage resources to store function code (compiled or uncompiled), dependencies (e.g. layers), and related configuration and meta-data, as necessary to execute your code on Lambda (per the Documentation). Any other use, including but not limited to, using Lambda’s storage for the purpose of hosting generally accessible content for download or storage, is not permitted and may result in us deleting Your Content.

31. Amazon WorkMail

31.1. When you use Amazon WorkMail, you also use AWS Key Management Service, AWS IAM, and Amazon SES, and your use of Amazon WorkMail is subject to the terms that govern those Services.

31.2. Amazon WorkMail provides a filtering service designed to filter unwanted emails, such as spam, phishing emails, and email infected with viruses. You acknowledge that the technological limitations of the filtering service will likely result in the capture of some legitimate email and the failure to capture some unwanted email, including email infected with viruses.

31.3. Your mail domain and End Users’ accounts may be blocked, delayed, or prevented from being delivered by destination email servers and other reasons outside of our control. Your payment obligations continue regardless of whether delivery of your emails is prevented, delayed, or blocked.

31.4. You agree not to use Amazon WorkMail for sending:

•	Bulk emails, such as mass marketing emails

•	Unsolicited and unwanted emails

•	Phishing emails

31.5. You are solely responsible for ensuring any emails you or your End Users send using Amazon WorkMail comply with the CAN-SPAM Act and all other applicable law. You agree that AWS is not the “sender” of any emails you or your End Users send using Amazon WorkMail as defined in the CAN-SPAM Act and all other applicable laws.

31.6. Amazon WorkMail may log and use information such as server hostnames, IP addresses, timestamps, mail queue file identifiers, and spam filtering information for the purpose of troubleshooting or improving Amazon WorkMail.

31.7. If your use of Amazon WorkMail is terminated, we may delete your data and your End Users’ mailboxes.

32. Amazon WorkSpaces Application Manager (Amazon WAM)

32.1. When you use Amazon WAM, you also use Amazon WorkSpaces, and your use is subject to the terms that govern Amazon WorkSpaces.

32.2. You may use the Amazon WAM Admin Studio only to package applications, and the Amazon WAM Admin Player only to validate applications, that will be delivered via Amazon WAM to your WorkSpaces.

32.3. As part of regular operation of Amazon WAM, we may update your Amazon WAM desktop applications with software upgrades, patches, and bug fixes.

33. AWS Marketplace for Desktop Apps

33.1. Except to the extent Content made available through AWS Marketplace for Desktop Apps is provided to you under a separate license that expressly states otherwise, neither you nor any End User may, or may attempt to, (a) modify, alter, tamper with, repair, or otherwise create derivative works of any Content, (b) reverse engineer, disassemble, or decompile the Content or apply any other process or procedure to derive the source code of any software included in the Content, (c) resell or sublicense the Content, (d) transfer Content outside the Services without specific authorization to do so, or (e) tamper with or circumvent any controls or make unauthorized copies of the Content.

33.2. AWS may stop providing AWS Marketplace for Desktop Apps (or any features of or listings within AWS Marketplace for Desktop Apps), without prior notice to you. In addition, AWS may disable or remove Content you have purchased on AWS Marketplace for Desktop Apps, if AWS determines that the Content may violate any Policies or any other regulations, policies, or laws.

34. AWS Directory Service

Use of Microsoft Software on AWS Directory Service is subject to Section 5.1 above. Microsoft is an intended third-party beneficiary of this Section 34, with the right to enforce its provisions.

35. AWS Device Farm

35.1. For any test run on an Apple device (each, an “Apple Test”), you represent and warrant that you have an active and valid registered Apple Developer Account under your iOS Developer Program License Agreement with Apple at the time any such Apple Test is run. You appoint us as your Authorized Developer (as defined in the Apple Developer Program License Agreement) for the duration of all Apple Tests and understand that you are responsible to Apple for all actions we undertake in connection with each Apple Test.

35.2. You agree not to and not to attempt to:

(i) perform any network discovery inside the AWS Device Farm or otherwise in connection with the test;

(ii) generate any internet traffic from within the EC2 instances of AWS Device Farm, unless approved by us; internet traffic should be limited to devices only;

(iii) root, unlock, or jailbreak any Device Farm device;

(iv) install persistent software on devices or EC2 instances; or

(v) factory reset or change settings on devices, or call or access third-party servers in a manner that would interfere with any Services.

35.3. You acknowledge and agree that we may disclose application packages, test packages (pre- compiled), test script source code, application extension files, or auxiliary data files to third parties solely for purposes of conducting automated security verification.

36. Amazon Elasticsearch Service

Amazon Elasticsearch Service creates daily automated snapshots of your Amazon Elasticsearch Service domains. We will maintain these automated snapshots for a period of at least 14 days after they are created. We may delete automated snapshots at any time after 14 days.

37. AWS Database Migration Service and AWS Schema Conversion Tool

The AWS Database Migration Service (which includes the AWS Schema Conversion Tool) is AWS Content, and you may install and/or use it solely for the purpose of migrating data, provided (i) at least one of the source data store and target data store resides in AWS; and (ii) the source and target data stores are both listed in the Documentation as AWS Database Migration Service sources and targets. You and all End Users may only use the AWS Database Migration Service to migrate data, directly or indirectly, from a source that is a DMS Supported Service to a destination that is also a DMS Supported Service.

38. AWS Amplify

You must have all necessary rights to use any domain name that you use in conjunction with AWS Amplify.

39. AWS IoT

39.1. Device Shadow data for an individual device may be deleted if you do not update the Device Shadow data for an individual device within any given 12-month period. Device Registry data for an individual device may be deleted if you do not update the Registry data for an individual device within any given 7-year period. Once Device Shadow or Registry data has been updated for an individual device the data restriction time frame for that individual device resets, and the Device Shadow and Registry data storage time frame for an individual device starts over.

39.2. You are responsible for the creation, distribution, and security (including enabling of access) of any IoT devices connected to or enabled by your AWS account.

40. Amazon QuickSight

40.1. You may enable End Users to use Amazon QuickSight under your account. If you choose to enable End Users under your account, it is your responsibility to inform each End User that our termination of your use of Amazon QuickSight will also terminate their use of Amazon QuickSight. It is also your responsibility to inform them that you are acting as an “Amazon QuickSight Administrator” and can perform the following actions: (a) activate and deactivate End Users’ Amazon QuickSight accounts; (b) control End User access to data sets and certain functionality of Amazon QuickSight; and (c) access information about End Users’ use of Amazon QuickSight.

40.2. Amazon QuickSight may use Your Content that you select as a data source for Amazon QuickSight to make personalized recommendations to you, such as suggested visualizations based on your query history and suggested insights.

41. AWS Certificate Manager

41.1. By using AWS Certificate Manager (“ACM”) you authorize us, Amazon Trust Services, LLC (“ATS”), or our affiliates (collectively, “Amazon CA”) to apply for and obtain publicly trusted SSL/TLS certificates (each, a “Certificate”) from certification authorities located in the United States, some of whom may be third parties, for the domain name you provide to us. By submitting a request for a Certificate, you certify that (1) you are the Domain Name Registrant (as defined in the then current CA/Browser Forum Baseline Requirements Certificate Policy for the Issuance and Management of Publicly-Trusted Certificates (the “CA/B Forum Requirements” located here); (2) you have control over the Fully-Qualified Domain Name (as defined in the CA/B Forum Requirements); or (3) you have been granted authority by the Domain Name Registrant to authorize Amazon CA to apply for and obtain each Certificate. You acknowledge that, solely for purposes of obtaining the Certificate and for no other purposes, you are giving Amazon CA control over the Fully-Qualified Domain Name, and you approve of Amazon CA requesting the Certificate for the domain name. We may decline to provide you with a Certificate for any reason.

41.2. You agree that:

(i) All information you provide in connection with your use of Certificates is and will be accurate and complete information at all times (and you will promptly notify us if your information changes);

(ii) You will review and verify the Certificate for accuracy;

(iii) You may use a Certificate we provide to you solely on servers that are accessible at the subjectAltName(s) listed in the Certificate and will use the Certificate solely in compliance with all applicable laws;

(iv) You will promptly cease using a Certificate, and promptly notify us, in the event that any information in the Certificate is incorrect or inaccurate;

(v) You will promptly cease using a Certificate, and promptly notify us, if the private key associated with the Certificate is subject to a Key Compromise (as defined in the CA/B Forum Requirements) or the Certificate is otherwise subject to misuse;

(vi) You will promptly respond to Amazon CA’s instructions concerning Key Compromise or Certificate misuse;

(vii) You will not modify, sublicense, or create a derivative work of any Certificate (except as required to use the Certificate for its intended purpose) or Private Key;

(viii) You will not, in connection with use of the Certificate, upload or distribute any files or software that may damage the operation of another’s computer;

(ix) You will not make representations about or use a Certificate except as may be allowed in ATS’s CPS;

(x) You will not, in connection with use of the Certificate, impersonate or misrepresent your affiliation with any entity;

(xi) You will not permit an entity other than Amazon CA to control the Private Key matching the Public Key in the Certificate (where “Private Key” and “Public Key” are defined by the CA/B Forum Requirements);

(xii) You will not use a Certificate to breach the confidence of a third party or to send or receive unsolicited bulk correspondence; and

(xiii) You acknowledge that Amazon CA (or our applicable third-party contractor) may revoke a Certificate at any time, and you agree that you will cease using the Certificate immediately upon our notice of such revocation.

42. Amazon Lumberyard Engine

42.1. Lumberyard Materials. Amazon Lumberyard consists of an engine, integrated development environment, related assets, and tools we make available here or otherwise designate as Lumberyard materials (collectively, “Lumberyard Materials”). The Lumberyard Materials include the “Lumberyard Redistributables”. Lumberyard Materials are AWS Content. The term “Lumberyard Materials” does not include Content distributed with the Lumberyard Materials under separate license terms (such as code licensed under an open source license).

42.2. License. In addition to the rights granted to AWS Content under the Agreement, we also grant you a limited, non-exclusive, non-sublicensable (except to End Users as provided below), non-transferrable license to do the following during the Term:

(a) Development: You may use, reproduce, modify, and create derivative works of the Lumberyard Materials to develop and support video games, software, audio-visual works, and other content (each work created through use of the Lumberyard Materials is a “Lumberyard Project”). Lumberyard Projects, excluding any AWS Content and Third Party Content included therein, are Your Content.

(b) Distribution to End Users: You may use, reproduce, modify, create derivative works of, publicly display, publicly perform, and distribute (including via third party distributors) to End Users the Lumberyard Redistributables (including any permitted modifications and derivatives) as part of a Lumberyard Project. However, you may do so only if (i) the Lumberyard Project provides material content or functionality beyond that provided by the Lumberyard Redistributables themselves, (ii) the Lumberyard Redistributables are integrated into the Lumberyard Project so they are not separately usable by End Users, (iii) you do not distribute in source code form Lumberyard Redistributables that we make available in file formats that are commonly compiled (e.g., C, C++) or for which we make a compiler available, and (iv) you ensure End Users are subject to terms no less protective of the Lumberyard Materials than these Service Terms, including this Section and Sections 42.4 and 42.5 below. You may sublicense these rights, subject to the restrictions in these terms, to your End Users to allow them to use, modify, create new content for, and redistribute your Lumberyard Project (e.g., create new items or levels for a game).

(c) Collaboration with other AWS customers. You may reproduce and distribute (but not sublicense) the Lumberyard Materials (including any permitted modifications and derivatives): (i) to other AWS customers that are contractors of yours solely for the purpose of allowing those AWS customers to perform work on your behalf, (ii) to other AWS customers in connection with work you perform for them as a contractor, and (iii) to up to 5 other AWS customers who you authorize to distribute a Lumberyard Project in connection with your sale or licensing of that Lumberyard Project (e.g., publishers of a game you develop). Those other AWS customers’ rights to the Lumberyard Materials are governed by their agreement(s) with us.

(d) Lumberyard Git Repository. We may make available certain Lumberyard Materials on the “Lumberyard Git Repository”. You may reproduce and distribute to other AWS customers, via the Lumberyard Git Repository, your modified version(s) of those Lumberyard Materials (your “LM Fork(s)”), subject to any policies we may establish for the Lumberyard Git Repository. Your LM Fork must comply with the Agreement (including these terms); for example, it may not enable Lumberyard Projects to use, or read or write data to or from, Alternate Web Services. You must include a notice stating that the LM Fork is subject to these terms (such as a copy of the License.txt file from the root directory of the Lumberyard Materials). If you obtain an LM Fork from the Lumberyard Git Repository, you are responsible for ensuring that any Lumberyard Project you create with it complies with these terms. If your LM Fork violates the Agreement, then it infringes our copyright in the Lumberyard Materials and we may remove it from the Lumberyard Git Repository and take other actions, including terminating your license to the Lumberyard Materials. “Alternate Web Service” means any non-AWS web service that is similar to or can act as a replacement for the services listed here.

42.3. No License Fee. There is no fee for the licenses granted in Section 42.2. Other AWS Services, AWS Content and Third Party Content made available in connection with the Lumberyard Materials may be subject to separate charges and governed by additional terms.

42.4. Operating Restrictions. Without our prior written consent, (a) the Lumberyard Materials (including any permitted modifications and derivatives) may only be run on computer equipment owned and operated by you or your End Users, or on AWS Services, and may not be run on any Alternate Web Service and (b) your Lumberyard Project may not read data from or write data to any Alternate Web Service.

42.5. Other Restrictions. Without limiting the license restrictions set out in the Agreement, you may not (a) distribute the Lumberyard Materials in source code form, except as expressly permitted by Section 42.2(b) and (c), (b) use or exploit the Lumberyard Materials or any portion thereof to develop, maintain, participate in the development of, or support any competing engine, development tool, or software framework, (c) use the Lumberyard Materials or any portion thereof as part of a logo or trademark, (d) remove, obscure, or alter any proprietary rights notices (including copyright and trademark notices) contained in the Lumberyard Materials, (e) take any action that would require us or you to license, distribute, or otherwise make available to anyone the Lumberyard Materials under different terms (e.g., combining Lumberyard Materials with software subject to “copyleft” open source licenses), or (f) use or exploit the Lumberyard Materials or any portion thereof in any manner or for any purpose other than as expressly permitted by these terms.

42.6. Registration; Release. Before distributing your Lumberyard Project to End Users, you must register here. You must obtain our prior written consent if the initial public or commercial release of your Lumberyard Project is based on a version of the Lumberyard Materials more than 5 years old.

42.7. Credit. You must credit us in Lumberyard Projects in accordance with these guidelines. AWS Marks included in the Lumberyard Materials may only be used in accordance with the Trademark Use Guidelines. We may use excerpts of publicly released promotional material from your Lumberyard Projects and related trademarks, service marks, trade names, and logos in connection with our marketing, advertisement, and promotion of Lumberyard.

42.8. Forums; Submissions. In addition to your rights to distribute LM Forks on the Lumberyard Git Repository set out above, when discussing Lumberyard Materials in our forums or elsewhere, you may include up to 50 lines of source code from the Lumberyard Materials for the sole purpose of discussing that code. You must identify us as the source of the code. “Lumberyard Submissions” are content relating to Lumberyard Materials (including LM Forks) that you post or otherwise submit to developer discussion sites, sample code repositories, or other AWS or public forums. You grant (i) us a non-exclusive, worldwide, perpetual, irrevocable, transferrable, sublicensable, royalty-free, and fully paid up license under all intellectual property rights to your Lumberyard Submissions, and (ii) other AWS customers the same rights to your Lumberyard Submissions as these Service Terms provide to the Lumberyard Materials. You represent and warrant that you have all necessary rights to grant the license above, and that your Lumberyard Submissions do not infringe the intellectual property rights of any third party or violate this Agreement.

42.9. Data Collection. The Lumberyard Materials may provide us with information about the use of the Lumberyard Materials, including information about system and server resources, features used in the integrated development environment, frequency and duration of use, geographic and network locations, and error and information messages.

42.10. Acceptable Use; Safety-Critical Systems. Your use of the Lumberyard Materials must comply with the AWS Acceptable Use Policy. The Lumberyard Materials are not intended for use with life-critical or safety-critical systems, such as use in operation of medical equipment, automated transportation systems, autonomous vehicles, aircraft or air traffic control, nuclear facilities, manned spacecraft, or military use in connection with live combat. However, this restriction will not apply in the event of the occurrence (certified by the United States Centers for Disease Control or successor body) of a widespread viral infection transmitted via bites or contact with bodily fluids that causes human corpses to reanimate and seek to consume living human flesh, blood, brain or nerve tissue and is likely to result in the fall of organized civilization.

42.11. Termination. Your rights in the Lumberyard Materials automatically terminate if the Agreement terminates or you breach the Agreement (including these Service Terms). However, if we terminate the Agreement for convenience, your rights in Lumberyard Materials then in your possession survive termination with respect to any previously registered Lumberyard Project. Otherwise, upon termination, you must cease all use, distribution, and other exploitation of the Lumberyard Materials (and any modifications and derivatives).

43. Amazon GameLift

43.1. You may only access or use Amazon GameLift for video game server hosting; provided however, that this restriction does not apply to your use of the FlexMatch feature independent of other Amazon GameLift features.

43.2. We or our affiliates may delete, upon 30 days' notice to you, any of Your Content uploaded to Amazon GameLift if it has not been run in more than 3 months.

43.3. Your use of Amazon GameLift Local is governed by the Amazon GameLift Local License Agreement.

43.4. The Amazon GameLift Spot Instance program allows you request that certain Amazon GameLift instances run pursuant to the Amazon GameLift Spot instance pricing and payment terms set forth on the Amazon GameLift product detail page on the Site (each requested instance, a “GL Spot Instance”). We may terminate the Amazon GameLift Spot Instance program at any time. We may terminate, stop, or hibernate GL Spot Instances at any time and without any notice to you for AWS capacity requirements. You should configure your game to ensure it is fault tolerant and will correctly handle interruptions. GL Spot Instances may not be used with certain Services, features and third-party software we specify, including those listed in Section 5.3, above.

44. AWS Application Discovery Service

When you use AWS Application Discovery Service, data that is scanned by AWS Application Discovery Service in your on-premises computing resources will be deemed Your Content.

45. AWS Professional Services

45.1. “AWS Professional Services” are advisory and consulting services that AWS provides under a statement of work (“SOW”) to help you use the other Services. AWS Professional Services are “Services” for purposes of the Agreement.

45.2. AWS or any of its affiliates may enter into a SOW or an addendum to the Agreement with you to provide AWS Professional Services. For the purposes of each SOW or addendum, the term “AWS” in the SOW, the addendum and the Agreement refers to the AWS entity that executes the SOW or addendum, and no other AWS entity has any obligations under that SOW or addendum. Each SOW or addendum (together with the Agreement) is intended by the parties as the final, complete, and exclusive terms of their agreement and supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to the subject matter of that SOW or addendum.

45.3. AWS will invoice you monthly for the AWS Professional Services. Payments for AWS Professional Services are not refundable.

45.4. AWS does not provide legal or compliance advice. You are responsible for making your own assessment of whether your use of the Services meets applicable legal and regulatory requirements.

45.5. Other than Third Party Content, Content that AWS provides as part of the AWS Professional Services is AWS Content. You are solely responsible for testing, deploying, maintaining and supporting Content provided or recommended by AWS.

45.6. AWS may develop Content consisting of either (a) documents and diagrams (“Documents”) or (b) software (in source or object code form), sample code, or scripts (“Software”) for you as part of the AWS Professional Services (such Documents and Software, “Developed Content”). Subject to any non- Disclosure agreement in effect between you and AWS, AWS is not precluded from developing, using, or selling products or services that are similar to or related to the Developed Content. Any Developed Content provided to you by AWS as part of the AWS Professional Services under a SOW is licensed under the following terms:

•	AWS licenses any Documents to you under the Creative Commons Attribution 4.0 International License (CC-BY 4.0); and

•	AWS licenses any Software to you under the Apache License, Version 2.0.

45.7. Some Developed Content may include AWS Content or Third Party Content provided under a separate license. In the event of a conflict between Section 45.6 above and any separate license, the separate license will control with respect to such AWS Content or Third Party Content.

45.8. Any materials or information that you own or license from a third party and provide to AWS for the purposes of the AWS Professional Services are Your Content. If you choose to provide access to Your Content to AWS, then you will ensure that you have adequate rights and permissions to do so.

45.9. If there is a conflict between this Section 45 and any AWS Implementation Services Addendum between you and AWS, the terms of the AWS Implementation Services Addendum will control, and references to “Implementation Services” in that addendum include AWS Professional Services.

45.10. AWS and its affiliates will handle any personal data relating to your personnel (“Personnel”) that is provided to AWS or its affiliates in connection with a SOW in accordance with the handling practices described in the AWS Privacy Notice (available at https://aws.amazon.com/privacy/). You will make the AWS Privacy Notice available to any Personnel whose personal data you provide to AWS or its affiliates.

46. Amazon Redshift

The Reserved Node program allows you to designate Amazon Redshift nodes as subject to the reserved pricing and payment terms set forth on the Amazon Redshift pricing page on the AWS Site (each designated node, a “Reserved Node”). We may terminate the Reserved Node program at any time. We may change pricing for the Reserved Node Program at any time, but price changes will not apply to previously designated Reserved Nodes. Reserved Nodes are noncancellable, and you will owe the amount charged for the Reserved Node for the duration of the term you selected, even if the Agreement is terminated. Reserved Nodes are nontransferable, and all amounts paid in connection with Reserved Nodes are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual Reserved Node type, or terminate the Reserved Node program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated Reserved Node. Upon expiration or termination of the term of a Reserved Node, the Reserved Node pricing will expire and standard on-demand usage prices will apply to the Amazon Redshift node.

47. AWS Server Migration Service.

47.1. When you use AWS Server Migration Service, data that is scanned by AWS Server Migration Service in your on-premises computing resources will be deemed Your Content.

47.2. We may terminate the migration of any image that remains in a migration queue for 90 days or more.

48. AWS Organizations

48.1. AWS Organizations enables you to create an “Organization” by joining a single AWS account (the “Management Account,” previously called the “Master Account”) with one or more AWS accounts (each, a “Member Account”). Except as authorized by AWS, only AWS accounts used by you, your affiliates, your employees, or your subcontractors currently doing work on your behalf may be joined in an Organization. By joining an Organization as a Member Account, you agree: (a) to disclose billing, account activity, and account information of the Member Account to the Management Account; and (b) that the Management Account may purchase EC2 Reserved Instances on a Member Account’s behalf.

48.2. If you enable consolidated billing, the Management Account and Member Account will be jointly and severally liable for all charges accrued by the Member Accounts while joined in an Organization, but the Management Account will be billed for all such charges in accordance with the Management Account’s Agreement. If a Management Account is suspended for non-payment, then all Member Accounts in the Organization will be suspended.

48.3. We may enable, with at least 14 days’ prior notice to you, all features in your Organization if requested by the Organization’s Management Account. If your Organization has all features enabled: (i) the consolidated billing terms as described in Section 48.2 will apply to your Organization; (ii) the Management Account will have full access to and control over its Member Accounts; and (iii) the Management Account is jointly and severally liable for any actions taken by its Member Accounts.

48.4. When a Management Account uses AWS Organizations or the CreateLinkedAccount API to create an account (“Created Account”): (i) the Created Account will be a Member Account of the Management Account’s Organization with the AWS Organizations features that the Management Account enables from time to time; (ii) the Created Account is governed by the terms of the Management Account’s Agreement; (iii) the Management Account is jointly and severally liable for any actions taken by the Created Account; and (iv) an IAM role is created in the Created Account that grants the Management Account full administrative access to the Created Account.

49. Amazon Athena

Notwithstanding any other provision of the Agreement, you may incorporate into your programs or applications, and distribute as incorporated in such programs or applications, the Amazon Athena JDBC Driver or the Amazon Athena ODBC Driver, in each case solely for use with Amazon Athena.

50. AWS Machine Learning and Artificial Intelligence Services

50.1. “AI Services” means, collectively, Amazon CodeGuru Profiler, Amazon CodeGuru Reviewer, Amazon Comprehend, Amazon Comprehend Medical, Amazon DevOps Guru, Amazon Forecast, Amazon HealthLake, Amazon Kendra, Amazon Lex, Amazon Lookout for Metrics, Amazon Personalize, Amazon Polly, Amazon Rekognition, Amazon Textract, Amazon Transcribe, Amazon Transcribe Medical and Amazon Translate. “AI Content” means Your Content that is processed by an AI Service.

50.2. You and your End Users are responsible for all decisions made, advice given, actions taken, and failures to take action based on your use of AI Services. AI Services use machine learning models that generate predictions based on patterns in data. Output generated by a machine learning model is probabilistic and should be evaluated for accuracy as appropriate for your use case, including by employing human review of such output.

50.3. You agree and instruct that for Amazon CodeGuru Profiler, Amazon Comprehend, Amazon Lex, Amazon Polly, Amazon Rekognition, Amazon Textract, Amazon Transcribe, and Amazon Translate: (a) we may use and store AI Content that is processed by each of the foregoing AI Services to maintain and provide the applicable AI Service (including development and improvement of such AI Service) and to develop and improve AWS and affiliate machine-learning and artificial-intelligence technologies; and (b) solely in connection with the development and improvement described in clause (a), we may store such AI Content in an AWS region outside of the AWS region where you are using such AI Service. This Section does not apply to Amazon Comprehend Medical or Amazon Transcribe Medical. You may instruct AWS not to use and store AI Content processed by an AI Service to develop and improve that Service or technologies of AWS or its affiliates by configuring an AI services opt out policy using AWS Organizations.

50.4. You are responsible for providing legally adequate privacy notices to End Users of your products or services that use any AI Service and obtaining any necessary consent from such End Users for the processing of AI Content and the storage, use, and transfer of AI Content as described under this Section 50, including providing any required notices and obtaining any required verifiable parental consent under the Children’s Online Privacy Protection Act (COPPA) or similar laws and obtaining any required consent of individuals appearing in any images or videos processed by an AI Service. You represent to us that you have provided all necessary privacy notices and obtained all necessary consents. You are responsible for notifying us in the event that any AI Content stored by an AI Service must be deleted under applicable law. If you use Amazon Lex in connection with websites, programs or other applications that are directed or targeted, in whole or in part, to children under age 13 and subject to COPPA or similar laws you must: (a) provide all required notices and obtain all required verifiable parental consent under COPPA or similar laws; and (b) notify AWS during the Amazon Lex set-up process using the appropriate (i) check box in the AWS console or (ii) Boolean parameter in the applicable Amazon Lex Model Building Service API request or response as specified by the Amazon Lex Documentation. Amazon Lex does not store or retain voice or text utterance information from websites, programs, or other applications that you identify in accordance with this Section as being directed or targeted, in whole or in part, to children under age 13 and subject to COPPA or similar laws.

50.5. You will not, and will not allow any third-party to, use the AI Services to, directly or indirectly, develop or improve a similar or competing product or service. The foregoing does not apply to Amazon Forecast and Amazon Personalize.

50.6. AI Services are not intended for use in, or in association with, the operation of any hazardous environments or critical systems that may lead to serious bodily injury or death or cause environmental or property damage. The foregoing does not apply to the use of Amazon HealthLake in connection with providing or supporting healthcare services. You are solely responsible for liability that may arise in connection with any such use.

50.7. Notwithstanding any other provision of the Agreement, you may incorporate into your programs or applications, and distribute as incorporated in such programs or applications, the binary code that we distribute for AI Services with the AWS Mobile SDKs.

50.8. Law Enforcement Use of Amazon Rekognition. Amazon Rekognition’s face comparison feature uses machine learning to detect similarities between faces in different images and generate predictions of the likelihood the same person appears in both images; it does not provide definitive identifications of any person. Given the nature of machine learning systems, the following terms apply when Law Enforcement Agencies use Amazon Rekognition’s face comparison feature in connection with criminal investigations. “Law Enforcement Agency” means a government entity whose primary purpose and responsibilities are criminal investigation, apprehension and prosecution.

50.8.1. If Amazon Rekognition is used to assist in identifying a person, and actions will be taken based on the identification that could impact that person’s civil liberties or equivalent human rights, the decision to take action must be made by an appropriately trained person based on their independent examination of the identification evidence.

50.8.2. Law Enforcement Agencies that use Amazon Rekognition to assist personnel in making decisions that could impact civil liberties or equivalent human rights must ensure such personnel receive appropriate training on responsible use of facial recognition systems, including how to properly operate the system and interpret its results. For an example of how to implement such training, see the Facial Recognition Policy Development Template published by the U.S Department of Justice’s Bureau of Justice Assistance.

50.8.3. Amazon Rekognition may not be used for sustained surveillance of a specific person without following an independent review process that is designed to protect civil liberties or equivalent human rights (such as obtaining a court order, warrant, or other authorization), unless the use is to address exigent circumstances involving a threat of death or serious harm to a person.

50.8.4. Law Enforcement Agencies that use Amazon Rekognition for criminal investigations must provide a public disclosure describing their use of facial recognition systems. The method and content of the disclosure is at the reasonable discretion of the agency, but should be easily accessible to the public (such as a posting on a website), describe how the facial recognition system is used, and summarize safeguards in place to prevent violations of civil liberties or equivalent human rights. For examples, see statements and privacy assessments from the FBI and the Facial Recognition Policy Development Template published by the U.S Department of Justice’s Bureau of Justice Assistance.

51. Amazon Lightsail

51.1. You authorize AWS to peer your Amazon Lightsail VPCs and your Amazon VPCs when using Amazon Lightsail VPC peering.

51.2. Amazon Machine Images from the AWS Marketplace are offered or sold under the terms of the AWS Marketplace and any separate terms and conditions and privacy policies specified by the party offering or selling the Amazon Machine Image. Use of Microsoft Software on Amazon Lightsail is subject to Section 5.1 above. Microsoft is an intended third-party beneficiary of this Section 51.2, with the right to enforce its provisions.

51.3. You may not use Amazon Lightsail in a manner intended to avoid incurring data fees from other Services (e.g., proxying network traffic from Services to the public internet or other destinations or excessive data processing through load balancing or content delivery network (CDN) Services as described in the Documentation), and if you do, we may throttle or suspend your data services or suspend your account.

52. AWS Systems Manager

52.1 Systems Manager may collect and transmit to AWS information regarding your use of the Services, including inventory items (e.g., application inventory and custom inventory items); parameters; configuration data (e.g., network and state configuration); telemetry and diagnostics data; update history and registry keys; resource groups; and patch metadata (“Systems Information”). Systems Information may be used by AWS to operate and maintain (including to improve) the Service.

52.2 Certain features of this Service include functionality that allows notifications to be sent to a contact channel (e.g., telephone number, email address). Your use of these features instructs us to send notifications (e.g., SMS/voice messages/emails) to the contact channels entered in the applicable workflows and confirms that you are authorized to send such notifications. Carriers may charge for notifications sent or received in connection with these features.

53. Amazon Chime

53.1. End Users.

53.1.1. You may enable End Users to use Amazon Chime under your account. Termination of your account’s use of Amazon Chime will also terminate such End Users’ paid features, Voice Connector features, and Business Calling features associated with your account or organization, and all such End Users will be converted to the free features of Amazon Chime.

53.1.2. Amazon Chime End Users can be managed by End Users with administrative privileges (“Amazon Chime Administrators”). Amazon Chime Administrators can (a) upgrade or downgrade End Users’ Amazon Chime tier and feature set; (b) suspend End User’s access to Amazon Chime; and (c) access information about their End Users’ use of Amazon Chime, including call details.

53.2. Chime PSTN Service.

53.2.1. The term “Chime PSTN Service” as used in these Terms means the ability for you to integrate Public Switched Telephone Network (PSTN) calling and text messaging features into your Amazon Chime experience. The Chime PSTN Service includes (a) dial in access to meetings from the PSTN via standard toll numbers and toll-free numbers; (b) dial out access from meetings to PSTN numbers via standard toll or toll-free numbers; (c) dial in access to Amazon Chime softphones from the PSTN via standard toll or toll-free numbers; (d) dial out access from the Amazon Chime softphone to the PSTN via standard toll or toll-free numbers; (e) receiving text and multi-media messages in Amazon Chime messaging or to APIs via standard toll or toll-free numbers; (f) sending text and multi-media messages from Amazon Chime messaging or from APIs via standard toll or toll-free numbers; (g) dial in access to Amazon Chime Voice Connector from the PSTN via standard toll or toll-free numbers; (h) dial out access from the Amazon Chime Voice Connector to the PSTN via standard toll or toll-free numbers; (i) dial in access to APIs from PSTN via toll or toll-free phone numbers; and (j) dial out access from APIs to the PSTN via standard toll or toll-free numbers.

53.2.2. Portions of the Chime PSTN Service, specifically Business Calling, Voice Connector, and SMS Text, are sold and provided by AMCS LLC (“AMCS”), an affiliate of AWS, and not AWS, but are otherwise subject to the terms of the Agreement. Your invoice will state which Services that you have used are sold to you by AMCS and which are sold by AWS. Invoicing for the Chime PSTN Service is performed by AWS on behalf of AMCS for administrative convenience. You do not have to purchase any services sold by AMCS or the Chime PSTN Service to use Amazon Chime, and you may purchase the Chime PSTN Service calling features (such as inbound or outbound calling) separately, together, or not at all from AMCS. AWS is not a telecommunications provider and does not provide any telecommunications-related services.

53.2.3. In using the Chime PSTN Service, you will not: (a) call or text PSTN telephone numbers (whether singly, sequentially or automatically) to generate income for you or others as a result of placing the call or texting, other than for your or your End Users’ individual business communications; or (b) engage in unusual calling patterns inconsistent with normal, individual use.

53.3. If, as a part of Amazon Chime, AMCS provides you or your End Users with any telephone number (whether toll or toll-free), you understand and agree that you do not own the number and you do not have the right to keep that number indefinitely. AMCS reserves the right to change, cancel, or move telephone numbers.

53.4. You and your End Users have the option to use Amazon Chime to record the applicable audio or video session along with chat and other types of recordings (collectively, “Recording”). If you or your End Users request that an audio or video session or other communication be recorded, Amazon Chime will attempt to notify you and your End Users of the Recording by providing a brief audio or visual notice at the time you and your End Users sign in to participate in the applicable session or communication. You and your End Users acknowledge that such notice or attempted notice followed by continued participation in the session or communication constitutes your effective consent to the Recording. You and your End Users understand that use of any Recording may be subject to laws or regulations regarding the recording of telephone calls and other electronic communications, and that it is your and your End Users’ responsibility to comply with all applicable laws regarding the Recording, including properly notifying all participants in a recorded session or to a recorded communication that the session or communication is being recorded and obtain their consent. Neither AWS nor its affiliates will be liable for your or your End Users’ unlawful Recording, including failure to provide notice or obtain consent. Any notice provided by AWS to alert participants that a session or communication is being recorded may not be relied upon by you or your End Users as definitive disclosure for your or your End Users compliance with applicable laws regarding the Recording.

53.5. Unless stated otherwise, your or your End Users’ subscription to any of Amazon Chime’s free features does not require the payment of a subscription fee. Amazon Chime’s free features are not guaranteed for any period of time, and AWS may restrict, change, limit, or terminate the use of "free" or "basic" features of Amazon Chime by any individual, entity, or group of entities. If you or your End Users sign up for and use paid features of Amazon Chime and then for any reason, including non-payment or breach, your or your End Users’ access to the paid services is terminated, you and your End Users may be reverted to the free features of Amazon Chime and may no longer have access to data and other material that you or your End Users may have stored in connection with Amazon Chime, and that data and material may be deleted by AWS.

53.6. Amazon Chime, including Voice Connector features and Business Calling features, is not a traditional telephone service or a replacement for traditional telephone service. Amazon Chime does not provide emergency calling to any emergency services personnel or public safety answering points ("Emergency Services"), such as 911, may not know the physical location of End Users, and cannot be used to make calls if the End User experiences a power outage, cannot access the Internet, or their device has no power. You are solely responsible for any arrangements with third parties to provide your End Users with access to Emergency Services, and AWS makes no representations or warranties regarding the use of any such arrangements with Amazon Chime. You agree to inform your End Users that may use Amazon Chime of these limitations and how they may access Emergency Services via other means, including the alternative arrangements that you have made available. Neither AWS nor its affiliates are liable for any damages resulting from any Emergency Services call or any inability to place or complete an Emergency Services call using Amazon Chime. You agree to indemnify and hold AWS harmless for any claims related to your or your End Users’ accounts referring or relating to any Emergency Services call or any inability to place or complete an Emergency Services call using Amazon Chime, including related to the use of any arrangements with third parties.

53.7. Amazon Chime in Japan is sold and provided by AMCS, but is otherwise subject to the terms of the Agreement.

53.8. Amazon Chime in Singapore is sold and provided by AMCS SG PRIVATE LIMITED, an affiliate of AWS, but is otherwise subject to the terms of the Agreement.

53.9. You understand and agree that we store all user information (including chat messages, contacts, calendar, and meeting recordings) in the United States region(s) where the Amazon Chime service is hosted.

53.10. The Chime PSTN Service in the European Economic Area (EEA), the United Kingdom and Switzerland is sold and provided by AMCS, but is otherwise subject to the terms of the Agreement.

54. Amazon Connect

54.1. Connect PSTN Service.

54.1.1. The term “Connect PSTN Service” as used in these Service Terms means the inbound and outbound Public Switched Telephone Network (PSTN) calling features that you may optionally purchase to use with Amazon Connect. The Connect PSTN Service includes dial in access to Amazon Connect from the PSTN via standard toll numbers and toll-free numbers.

54.1.2. The Connect PSTN Service is sold and provided by AMCS LLC (“AMCS”), an affiliate of AWS, and not AWS, but is otherwise subject to the terms of the Agreement. The Connect PSTN Service for Singapore is sold and provided by AMCS SG PRIVATE LIMITED (“AMCS SG”), an affiliate of AWS, and not AWS, but is otherwise subject to the terms of the Agreement. Invoicing for the Connect PSTN Service is performed by AWS on behalf of AMCS and AMCS SG for administrative convenience. You do not have to purchase any service sold by AMCS, AMCS SG, or the Connect PSTN Service to use Amazon Connect, and you may purchase the Connect PSTN Service calling features (such as inbound or outbound calling) separately, together, or not at all from AMCS or AMCS SG. AWS is not a telecommunications provider and does not provide any telecommunications-related services.

54.1.3. In using the Connect PSTN Service, you will not: (a) call PSTN telephone numbers (whether singly, sequentially or automatically) to generate income for you or others as a result of placing the call, other than for your or your End Users’ individual business communications; or (b) engage in unusual calling patterns inconsistent with normal, individual use.

54.1.4. If as a part of the Amazon Connect service, AMCS or AMCS SG provides you with an inbound calling number (whether toll-free or other), you understand and agree that you do not own the number and you do not have the right to keep that number indefinitely. AMCS and AMCS SG reserve the right to change, cancel, or move telephone numbers.

54.2. Amazon Connect is not a replacement for traditional telephone services. Amazon Connect does not support or carry emergency calling to any emergency services personnel or public safety answering points (“Emergency Services”), such as 911, and may not determine the physical location of call agents and other End Users. You understand and agree that it is your responsibility to (a) make alternative arrangements for you, your call agents, and your other End Users that may use Amazon Connect to access Emergency Services and (b) inform all call agents and other End Users that may use Amazon Connect of these limitations and how they may access Emergency Services via other means, including the alternative arrangements that you have made available. Neither AWS nor its affiliates will be liable for any damages resulting from any Emergency Services call or any inability to place an Emergency Services call using Amazon Connect. You agree to indemnify and hold AWS and its affiliates harmless for any claims referring or relating to any Emergency Services call or any inability to place an Emergency Services call using Amazon Connect.

54.3. There are important service limitations with Amazon Connect. You must carefully review and comply with the applicable Documentation at all times, including limitations related to call rates and frequency, automated calling, calls to certain regions and others. If you believe you will exceed any limitations for legitimate reasons, you must contact customer service ahead of time to request applicable exceptions, which we may or may not make in our reasonable discretion. Amazon Connect does not support calls to or from facsimile machines or modems. Any caller identification service provided as a part of Amazon Connect is not guaranteed to function at all times.

54.4. It is your responsibility to use Amazon Connect in compliance with the laws and regulations of the countries where you and your call agents are located, including any regulations governing the use of the internet for voice communications and messaging. In India, you agree that you will not allow your call agents or other End Users located in India to use Amazon Connect to place calls to Indian telephone numbers or otherwise to third parties located in India.

54.5. You and your End Users have the option to request that Amazon Connect record an applicable audio session along with chat and other types of recordings (collectively, “Recording”). You and your End Users understand that the making of or use of any Recording may be subject to laws or regulations regarding the recording of telephone calls and other electronic communications or of communications generally, and that it is your and your End Users’ responsibility to comply with all applicable laws regarding any Recording, including properly notifying all participants in a recorded session or to a recorded communication that the session or communication is being recorded and obtain their consent. Neither AWS nor its affiliates will be liable for your or your End Users’ unlawful Recording, including failure to provide notice or obtain consent.

54.6. Amazon Connect Machine Learning Services. “Amazon Connect ML Services” means, collectively, Contact Lens for Amazon Connect and Amazon Connect Customer Profiles Identity Resolution (Preview). “Amazon Connect ML Content” means Your Content that is processed by an Amazon Connect ML Service. The following terms apply to your use of Amazon Connect ML Services:

(a) You agree and instruct that: (i) we may use and store Amazon Connect ML Content to maintain and provide Amazon Connect ML Services (including development and improvement of Amazon Connect ML Services) and to develop and improve AWS and affiliate machine-learning and artificial intelligence technologies; and (ii) solely in connection with the development and improvement described in clause (i), we may store your Amazon Connect ML Content in AWS regions outside the AWS regions where you are using Amazon Connect ML Services. By contacting AWS Support and following the process provided to you, you may instruct AWS not to use or store Amazon Connect ML Content to develop and improve Amazon Connect ML Services or technologies of AWS and affiliates.

(b) You are responsible for providing legally adequate privacy notices to End Users of your products or services that use Amazon Connect ML Services and obtaining any necessary consent from such End Users for the processing of Amazon Connect ML Content and the storage, use, and transfer of Amazon Connect ML Content as described under this Section. You represent to us that you have provided all necessary privacy notices and obtained all necessary consents. You are responsible for notifying us in the event that any Amazon Connect ML Content stored by Amazon Connect ML Services must be deleted under applicable law.

(c) You will not, and will not allow any third-party to, use Amazon Connect ML Services to, directly or indirectly, develop or improve a similar or competing product or service.

54.7. Amazon Connect Voice ID

54.7.1. If you use Amazon Connect Voice ID in a jurisdiction that has legal requirements related to the collection, possession, processing, use, disclosure, storage of any biometric information or identifiers (“biometric data”), including without limitation the Illinois Biometric Information Privacy Act, the Texas Capture or Use of Biometric Identifier Act, the Washington Biometric Identifier statute, the California Consumer Privacy Act, and the EU General Data Protection Regulation or any other similar privacy or biometric laws, then in addition to complying with all applicable legal requirements you must obtain all necessary rights, consents (including informed written consents and explicit consents, as required by law), and releases in advance for AWS to collect, possess, process, use, and store biometric data on your behalf.

If your caller is a resident of or located in Illinois, and you are subject to the Illinois Biometric Information Privacy Act (“BIPA”), the following terms and requirements also apply when you use the service:

(a) Written policy and retention schedule. Except as required or permitted by applicable law. AWS will permanently destroy biometric data when the initial purpose for collecting or obtaining such data has been satisfied, within three years after the caller's last interaction with the Services, or after being informed by you that the biometric data should be destroyed, whichever occurs first.

(b) Written notice and release. You must provide the following information in writing to, and obtain an executed written release as required by BIPA from, each caller in Illinois: “[Your company name (“Company”)] uses Amazon Web Services as a service provider for voice verification services. Biometric identifiers and biometric information (“biometric data”) may be collected, stored, and used by Amazon Web Services on behalf of [Company] for the purpose of comparing the voice of a caller with a voice that has been previously recorded, for fraud and security purposes. Biometric information that is generated as part of this process will be retained for up to three years after your last interaction with [Company], or longer only if allowed or required by applicable law, and thereafter destroyed. Except as required or permitted by applicable law, Amazon Web Services will permanently destroy biometric data that is stored on [Company’s] behalf when the initial purpose for collecting or obtaining such data has been satisfied, within three years after your last interaction with the services, or after being informed by [Company] that such data should be destroyed, whichever comes first. Biometric information may be disclosed between [Company] and Amazon Web Services as necessary to provide and receive this service. You hereby provide your express, informed, written release and consent for [Company] and Amazon Web Services to collect, use, and store your biometric data as described herein.”

If you do not comply with these requirements or otherwise comply with all applicable laws, you may not use the service. You agree to cooperate with AWS to confirm compliance with all applicable laws and these requirements upon AWS’s request, including by providing AWS with verification that you have obtained the required written release under BIPA from end users. You will defend and indemnify AWS for any and all damages, liabilities, penalties, fines, costs, and expenses (including reasonable attorney fee’s) arising out of or in any way related to your direct or indirect failure to meet the requirements of this section or comply with applicable laws, and will promptly provide AWS with proof of insurance coverage upon request. You hereby release all AWS from all damages, liabilities, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) in connection with any claim, action, audit, suit, investigation, or other proceedings related to your failure to meet such requirements or to otherwise comply with applicable law.

54.7.2. You will not, and will not allow any third-party to, use Amazon Connect Voice ID to, directly or indirectly, develop or improve a similar or competing product or service.

54.7.3. Amazon Connect Voice ID uses machine learning models that generate predictions based on patterns in data. Output generated by Amazon Connect Voice ID is probabilistic and should be evaluated for accuracy as appropriate for your use case, including by employing human review of the output or combining it with other verification factors. You and your End Users are responsible for all decisions made, advice given, actions taken, and failures to take action based on your use of Amazon Connect Voice ID.

55. AWS Greengrass

Your use of the AWS Greengrass Core is governed by the AWS Greengrass Core Software License.

56. AWS Migration Hub

When you use AWS Migration Hub, data that is scanned by AWS Migration Hub in your on-premises computing resources will be deemed Your Content.

57. Amazon MQ (AMQ)

If your messages sent through Amazon MQ are blocked, delayed, or prevented from delivery by reasons outside of our control, your payment obligations continue.

58. AWS Media Services

58.1. The distribution of files created by AWS Media Services may require that you obtain license rights from third parties, including owners or licensors of certain third party audio and video formats. You are solely responsible for obtaining such licenses and paying any necessary royalties or fees.

58.2. AWS Elemental MediaConnect in Japan is sold and provided by AMCS LLC, an affiliate of AWS, and not AWS, but is otherwise subject to the terms of the Agreement.

59. Alexa for Business

59.1. “Alexa for Business” means the Alexa for Business Service as described in the Documentation and is subject to the terms of the Agreement. If you use an Amazon device with Alexa for Business, you are also subject to and agree to the Amazon Device Terms of Use, except terms for Alexa voice services, which are subject to the terms of the Agreement.

59.2. You agree and instruct that: (a) we may use and store Your Content that is processed by Alexa for Business (“Alexa Content”) to maintain and provide Alexa for Business (including development and improvement of Alexa for Business) and to develop and improve AWS and affiliate machine learning and artificial intelligence technologies; and (b) solely in connection with the usage and storage described in clause (a), we may store your Alexa Content in AWS regions outside the AWS regions where you are using Alexa for Business.

59.3. You are responsible for protecting your Alexa for Business devices, including using physical and logical security, firewalls, and other network security tools as appropriate.

59.4. Alexa for Business may include services or applications provided by a third party. If you utilize third party services with Alexa for Business, you agree that we may exchange related information with that third party service. Your or your End Users’ use of any third party service is subject to the Agreement and any third party terms applicable to such third party service. When using a third party service, you are responsible for any information you or your End Users provide to the third party, and AWS has no responsibility or liability for third party services. Providers of third party services may change or discontinue the functionality or features of their service. Alexa for Business may allow you or your End Users to interact with or operate other products, such as lights, appliances, or video conferencing equipment, and AWS has no responsibility or liability for such products.

59.5. Alexa for Business is not intended for use in, or in association with, the operation of any hazardous environments or critical systems that may lead to serious bodily injury or death or cause environmental or property damage, and you are solely responsible for liability that may arise in association with such use.

59.6. You may not market, advertise, or direct Alexa for Business towards anyone under the age of 18.

59.7. Certain Alexa-related communication services, such as the ability to send and receive messages, calls, and connect with other users (collectively, “Alexa Communication”), are sold and provided by AMCS LLC ("AMCS"), an affiliate of AWS, not AWS, but are otherwise subject to the terms of the Agreement. Your use of Alexa Communication is also subject to the Alexa Communication Usage Guidelines, which are part of these terms. You, your End Users, or other call participants may be able to ask Alexa for Business to help with certain functions during a call, such as “Alexa, volume up” and “Alexa, hang up.” Certain Alexa Communication services are provided by our third party service providers, and we may provide them with information, such as telephone numbers, to provide those services.

59.8. Alexa Calling and Messaging are not a replacement for traditional two-way telephone or mobile phone service, and do not function as such. You acknowledge that Alexa Calling and Messaging do not support or carry emergency calling to any emergency services personnel or public safety answering points (“Emergency Services”), such as 911, and cannot determine the physical location of your devices or your End Users. Alexa Calling and Messaging are not designed or intended to be used to send or receive emergency communications to any police, fire department, hospital, or any other service that connects a user to a public safety answering point. You should ensure you can contact your relevant emergency services providers through a mobile, landline telephone, or other service acceptable to your local 911 provider. You understand and agree that it is your responsibility to: (a) make alternative arrangements for you and your End Users that may use Alexa Calling and Messaging to access Emergency Services and (b) inform all End Users that may use Alexa Calling and Messaging and Alexa for Business of these limitations and how they may access Emergency Services via other means, including the alternative arrangements that you have made available. Neither AWS nor its affiliates will be liable for any damages resulting from any Emergency Services call or any inability to place an Emergency Services call using Alexa Calling and Messaging and Alexa for Business. You agree to indemnify and hold AWS and its affiliates harmless for any claims referring or relating to any Emergency Services call or any inability to place an Emergency Services call using Alexa Calling and Messaging and Alexa for Business.

59.9. You and recipients of your or your End Users’ calls or messages may be required to pay carrier fees for data usage. AMCS has no responsibility for such fees.

60. Amazon SageMaker

60.1. You are responsible for providing legally adequate privacy notices to End Users of your products or services that use Amazon SageMaker (including End Users in your private workforce when using Amazon SageMaker Ground Truth) and obtaining all necessary consents from such End Users.

60.2. By using NVIDIA Corporation’s software, toolkits and drivers, you agree to be bound by the terms and conditions of the NVIDIA Cloud End User License Agreement.

60.3. Amazon SageMaker is not intended for use in, or in association with, the operation of any hazardous environments or critical systems that may lead to serious body injury or death or cause environmental or property damage, and you are solely responsible for liability that may arise in connection with any such use.

60.4. When using the public workforce of Amazon SageMaker Ground Truth: (a) you may not provide datasets that contain protected health information, personally identifying information, or other personal data, (b) you may not provide datasets that contain adult content without marking it as containing adult content, and (c) you acknowledge and agree that Your Content provided to the public workforce may be moved outside of the AWS region where you are using Amazon SageMaker Ground Truth.

60.5. Amazon Sagemaker Clarify uses statistical analysis techniques to generate metrics that can be used to evaluate statistical bias in data and machine learning models, and to explain how models generate predictions. The output provided by Amazon SageMaker Clarify is not determinative of the existence or absence of statistical bias, or a comprehensive answer for how a model generates predictions. Such output is not legal advice and should be independently evaluated as appropriate for your use case.

60.6 Amazon SageMaker Edge Manager collects performance and usage metrics and data regarding your use of the Service, including model version, inference and upload times, and diagnostic data. We may use these metrics and data to provide, maintain, and improve the quality and feature sets of the Services and AWS Content.

60.7 We may change SageMaker Savings Plan (“SM Savings Plan”) pricing or terminate the program at any time. Any price changes will not apply to previously purchased SM Savings Plans. All amounts paid in connection with SM Savings Plans are nonrefundable, except that if we terminate the Agreement other than for cause, or terminate the SM Savings Plan program, we will refund you a pro rata portion of any up-front fee paid. SM Savings Plans are nontransferable and noncancellable, so you will be charged for the duration of the term you selected, even if you terminate the Agreement. Upon expiration or termination of the term of SM Savings Plans, the reserved pricing will expire and standard on-demand usage prices will apply. You are responsible for determining if you are subject to any limitations arising from the purchase or use of the SM Savings Plan and for complying with any applicable laws, policies, terms or conditions governing your payment of up-front fees, including any fiscal or appropriation laws, or other policies or restrictions governing up-front payments for goods or services.

61. AWS AppSync

You agree not to and will not attempt to perform any network discovery or load testing of Your Content inside AWS AppSync unless expressly authorized by us in writing.

62. Amazon Sumerian

62.1. Amazon Sumerian consists of an integrated development environment and related assets and tools we make available here (collectively, “Sumerian Materials”).

62.2. In addition to the rights granted to AWS Content under the Agreement, we also grant you a limited, revocable, non-exclusive, non-sublicensable (except to End Users as provided below), non-transferrable license to do the following during the Term:

(a) Use, reproduce, modify, and create derivative works of the Sumerian Materials to develop and support 3D, augmented reality (“AR”) and virtual reality (“VR”) applications that run on AR- or VR- enabled (or compatible) platforms, mobile devices and web browsers (each such work, a “Sumerian Scene”);

(b) Use, reproduce, modify, create derivative works of, publicly display, publicly perform, and distribute (including via third party distributors as long as such distribution is done through the applicable Sumerian Scenes’ published URL) to End Users the Sumerian Materials (including any permitted modifications and derivatives) as part of a Sumerian Scene; and

(c) Sublicense the rights set forth in this Section 62.2 to your End Users solely for the purpose of enabling your End Users to use and modify your Sumerian Scene.

62.3. Each Sumerian Scene must provide material content or functionality beyond that provided by the Sumerian Materials, and the Sumerian Materials must be integrated into each Sumerian Scene such that they are not separately usable by End Users.

63. AWS RoboMaker

63.1. AWS RoboMaker includes an integrated development and simulation environment and related assets and tools we make available here (collectively, “RoboMaker Materials”).

63.2. In addition to the rights granted to AWS Content under the Agreement, we also grant you a limited, revocable, non-exclusive, non-sublicensable (except to End Users as provided below), non-transferrable license to do the following during the Term:

(a) You may use, reproduce, modify, and create derivative works of the RoboMaker Materials to develop and support AWS RoboMaker test and simulation environments that run only on your AWS or your on-premises computing resources (each such simulation environment, a “RoboMaker Simulation”).

(b) You may use, reproduce, modify, create derivative works of, publicly display, publicly perform, and distribute to End Users the RoboMaker Materials (including any permitted modifications and derivatives) as part of a RoboMaker Simulation.

(c) You may sublicense the rights set forth in this Section 63.2 to your End Users solely for the purpose of enabling your End Users to use and modify your RoboMaker Simulation.

63.3. Each RoboMaker Simulation must provide material content or functionality beyond that provided by the RoboMaker Materials, and the RoboMaker Materials may not be distributed to End Users except as part of a RoboMaker Simulation.

64. Amazon FSx

Use of Microsoft Software on Amazon FSx for Windows File Server is subject to Section 5.1 above. Microsoft is an intended third-party beneficiary of this Section 64, with the right to enforce its provisions.

65. AWS Security Assurance Services

65.1. “AWS Security Assurance Services” are advisory and consulting services that AWS provides under a statement of work (“SOW”) to help you run regulated data workloads using other Services. AWS Security Assurance Services are provided by AWS Security Assurance Services LLC (“SAS”) or certain of its affiliates. SAS is an affiliate of AWS. AWS Security Assurances Services are “Services” for the purposes of the Agreement.

65.2. SAS or any of its affiliates may enter into a SOW with you to provide AWS Security Assurance Services. For the purposes of each SOW, the term “SAS” in the SOW and the term “AWS” or “SAS” in the Agreement refer only to the SAS entity that executes the SOW, and no other AWS or SAS entity has any obligations under such SOW. Each SOW (together with the Agreement as amended by such SOW) is intended by the parties as a final, complete and exclusive expression of the terms of their agreement and supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to the subject matter of that SOW.

65.3. SAS, or one of its affiliates on behalf of SAS, will invoice you monthly for the AWS Security Assurances Services. Payments for AWS Security Assurances Services are not refundable.

65.4. SAS does not provide legal advice. You are responsible for making your own assessment of whether your use of the Services meets applicable legal and regulatory requirements.

65.5. Other than Third Party Content, Content that SAS provides as part of the AWS Security Assurance Services is AWS Content. You are solely responsible for testing, deploying, maintaining and supporting Content provided or recommended by SAS.

65.6. SAS may develop Content consisting of either (a) documents and diagrams (“Documents”) or (b) software (in source or object code form), sample code, or scripts (“Software”) for you as part of the AWS Security Assurance Services (such Documents and Software, “Developed Content”). Subject to any non- disclosure agreement in effect between you and SAS, SAS is not precluded from developing, using, or selling products or services that are similar to or related to the Developed Content. Any Developed Content provided to you by SAS as part of the AWS Security Assurance Services under a SOW is licensed under the following terms:

SAS licenses any Documents to you under the Creative Commons Attribution 4.0 International License (CC-BY 4.0); and

SAS licenses any Software to you under the Apache License, Version 2.0.

65.7. Some Developed Content may include AWS Content or Third Party Content provided under a separate license. In the event of a conflict between Section 65.6 above and any separate license, the separate license will control with respect to such AWS Content or Third Party Content.

65.8. Any materials or information that you own or license from a third party and provide to SAS for the purposes of the AWS Security Assurance Services are Your Content.

66. Amazon WorkLink

66.1. You and your End Users may only use the Amazon WorkLink client software on devices owned or controlled by you or your End Users and solely to access Your Content for internal business purposes. Each End User may be permitted to use a limited number of devices or sessions in any calendar month.

66.2. As part of regular operations, Amazon WorkLink may access your End Users’ devices that are provisioned as part of the Amazon WorkLink setup to perform configurations, health checks, and diagnostics on a regular basis. During the performance of these tasks, Amazon WorkLink will only retrieve performance, log data, and other information related to the operation and management of the Service.

67. AWS Training

67.1. “AWS Training” means the training programs that AWS provides in connection with the Services, and includes instructor-led and self-paced digital classes, labs, and other training sessions and materials. AWS Training is a “Service” for purposes of the Agreement. To arrange private instructor-led AWS Training for your employees or others, AWS or any of its affiliates may enter into a training order with you (a “Training Order”). References to “AWS” in each Training Order mean the AWS entity that executes it, and no other AWS entity will have any obligations under such Training Order. To the extent there is a conflict between the Agreement and a Training Order, the Training Order controls.

67.2. The additional terms and conditions here apply to AWS Training provided in the applicable jurisdictions.

68. AWS Certification

“AWS Certification Program” means the program through which AWS makes available professional certifications and other credentials in connection with the Services. The AWS Certification Program is a “Service” for purposes of the Agreement. To participate in the AWS Certification Program, you must agree to the Certification Program Agreement (“CPA”). To the extent there is a conflict between the Agreement and the CPA, the CPA controls.

69. Migration Evaluator

Migration Evaluator collects performance and usage metrics and data about your virtual machine image(s) and IT infrastructure; software packages and applications; system, equipment, and application configuration, processes and performance; network configurations, communications and dependencies; and the installation and operation of Migration Evaluator and its components. We may use these metrics and data to provide, maintain, and improve the quality and feature sets of the Services and AWS Content.

70. AWS IQ

70.1. AWS IQ Experts (“Providers”) offer their services (“Provider Services”) as independent contractors, and are not employees of you or us. AWS is not a party to the agreement between you and any Providers for their Provider Services, is not responsible or liable for Provider Services, and does not guarantee the quality or accuracy of Provider Services. For avoidance of doubt, any certification that a Provider obtains from us only certifies that the Provider has passed a test intended to evaluate the Provider’s proficiency and understanding of a particular AWS Service or area of knowledge to which that certification relates, and is not a guarantee that the Provider Services will be performed at any particular level of quality, speed, or to your specific requirements.

70.2. AWS charges service fees for transactions between you and Providers on the AWS IQ marketplace. AWS only collects these service fees if you and a Provider pay and receive payment through the AWS IQ marketplace. Therefore, for 24 months from the time you identify a Provider through AWS IQ, you agree to use AWS IQ as your exclusive method to pay for Provider Services. For avoidance of doubt, if you did not identify a Provider through use of AWS IQ, such as if you worked with a Provider prior to connecting with that Provider on AWS IQ, then this section does not apply.

70.3. You acknowledge and agree that we may use information from AWS IQ listings, proposals, chat communications, and additional terms proposed or agreed to between you and Providers on AWS IQ to develop and improve the quality and feature set of AWS IQ.

70.4. If you choose to grant Providers access to your AWS account, you are solely responsible and liable for (a) any actions taken by the Provider in your account; (b) the Provider’s use of Your Content or use of the Services or AWS Content; (c) ensuring the Provider complies with your obligations under the Agreement, the Acceptable Use Policy, any other Policies, and applicable laws; (d) ensuring the Provider does not use the Services or AWS Content in any manner or for any purpose other than as expressly permitted by the Agreement; and (e) ensuring Provider does not attempt to (i) modify, distribute, alter, tamper with, repair, or otherwise create derivative works of any AWS Content or other Content included in the Services (except to the extent Content included in the Services is provided to you under a separate license that expressly permits the creation of derivative works), (ii) reverse engineer, disassemble, or decompile the Services or AWS Content or apply any other process or procedure to derive the source code of any software included in the Services or AWS Content (except to the extent applicable law doesn’t allow this restriction), (iii) access or use the Services in a way intended to avoid incurring fees or exceeding usage limits or quotas, or (iv) resell or sublicense the Services or AWS Content. You will immediately revoke Provider’s access to your AWS account if you become aware of any violation of your obligations under the Agreement caused by a Provider with access to your AWS account. If you use AWS IQ’s feature that allows you to grant a Provider access to your account, AWS may, but is not obligated to, review activities in your account for security purposes, and may revoke the Provider’s access at any time.

70.5. You release us (and our agents and employees) from claims, demands, and damages (actual or consequential) of any and every kind and nature, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way connected with your use of the AWS IQ marketplace.

71. RDS on VMware

The RDS on VMware Service is an AWS managed service offering enabling Customers to use RDS on a variety of customer-provided hardware and software configurations. To provide you with managed services outside of the AWS Network, AWS needs access to the virtual machines you select for use with RDS on VMware. AWS will not access the virtual machines that you select to use with RDS on VMware except as necessary to maintain and provide the Service. Such access will be secured, logged and limited. You consent to AWS’s ability to access and manage these virtual machines. RDS on VMware Software licensed by AWS is AWS Content. Software licensed by VMware is Third Party Content. Your use of VMware software is governed by the VMware End User Terms and Conditions. AWS may share Account Information, logs or other Service Attributes with VMware in order to provide support and other services initiated by you or investigate fraud, abuse or violations of the Agreement. You agree to remain enrolled in AWS Support at the Business or Enterprise level (or its successor or higher level) during the entire period of your use of the RDS on VMware Service. You are responsible for obtaining all required on-premises licenses and complying with all applicable licensing requirements for software that you install.

72. AWS CodeStar Notifications

AWS CodeStar Notifications utilizes one or more of the following: Amazon Simple Notification Service (Amazon SNS), Amazon Simple Email Service (SES), and/or AWS Chatbot. If utilized, your use of AWS CodeStar Notifications is also subject to the terms that govern those Services.

73. AWS Data Exchange

73.1. The AWS Marketplace Service Terms apply to your use of AWS Data Exchange. Your use of Content obtained through AWS Data Exchange remains subject to the AWS Acceptable Use Policy, even if used outside of our Services.

73.2. You may not use any Content obtained through AWS Data Exchange that was anonymized, de-identified, or otherwise disassociated from an identifiable person in any manner that would attempt to re-identify, de-anonymize, or otherwise associate such Content with an identifiable person.

74. AWS End of Support Migration Program for Windows Server

74.1. The AWS End of Support Migration Program (EMP) for Windows Server Service, including any tools provided for the EMP Service (which are AWS Content), may be used solely for the purpose of migrating Your applications or other Content to Amazon EC2 or other AWS Services.

74.2. You acknowledge that the EMP Service is designed to migrate your applications and other Content to AWS Services and you may not use the EMP Service, including any tools provided for the EMP Service, for ongoing use outside of the AWS Services (e.g., on your on-premises systems), except that you may temporarily run your applications or other Content on your on-premises systems utilizing the EMP Service for up to 30 days to verify functionality prior to migration.

74.3. You consent to the collection and provision of the data collected by the EMP Service and its associated software and components, including information about your virtual machine image(s); software packages; system, equipment, and application configuration, processes and performance; network configurations, communications and dependencies; relationships between the foregoing; and information about the installation and operation of the EMP Service and its associated software and components (“Migration Information”). Migration Information may be used to operate, maintain, and improve the quality and feature set of the Services.

75. Amazon Fraud Detector

75.1. AWS is not a consumer reporting agency as defined by the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq. (“FCRA”), or the equivalent under similar laws, and Amazon Fraud Detector does not include or provide “consumer reports” as defined in the FCRA. You may not use Amazon Fraud Detector to determine any person’s financial status, financial history, creditworthiness, or eligibility for insurance, housing, or employment.

75.2. You will not, and will not allow any third-party to, use Amazon Fraud Detector to, directly or indirectly, develop or improve a similar or competing product or service.

75.3. You agree and instruct that: (a) we may use, and store Your Content that is processed with Amazon Fraud Detector to maintain and provide the Service (including development and improvement of the Service) and to develop and improve other AWS fraud prevention services; and (b) solely in connection with the usage and storage described in clause (a), we may store such Content in an AWS region outside of the AWS region where you are using Amazon Fraud Detector. By following a process we provide you, you may instruct AWS not to use or store Your Content processed by Amazon Fraud Detector to develop and improve Amazon Fraud Detector or other AWS fraud prevention services.

76. Amazon Augmented AI

76.1. You are responsible for providing legally adequate privacy notices to End Users of your products or services that use Amazon Augmented AI (including End Users in your private workforce) and obtaining all necessary consents from such End Users. You represent to us that you have provided all necessary privacy notices and obtained all necessary consents.

76.2. When using the Amazon Mechanical Turk workforce of Amazon Augmented AI: (a) you may not provide data or content that contains protected health information or other information that is identifiable to a specific person, and (b) you acknowledge and agree that Your Content provided to the Amazon Mechanical Turk workforce may be moved outside of the AWS region where you are using Amazon Augmented AI.

76.3. When using the third party vendor workforce option of Amazon Augmented AI, you are responsible for ensuring that the vendor meets any compliance requirements applicable to any personal data or confidential information in your data or content. You may not share data or content that contains protected health information with the third party vendor workforce.

77. Amazon Honeycode

77.1. End User Permissions. When you access a Honeycode Team established under another Amazon Honeycode account, you will be an End User for purposes of Honeycode.

77.1.1. Honeycode allows you to collaborate with other End Users by inviting them to a team that you establish under your Honeycode account (“Honeycode Team”). You may invite and enable End Users to access certain Honeycode features under your Honeycode Team(s). You may grant these End Users permissions to create, edit, and share your Honeycode workbooks, apps, automations, and other Honeycode assets; and permissions to invite additional End Users to do the same. You are responsible for the conduct of End Users on your Honeycode Team(s), including the content they create, and for maintaining all End User permissions for purposes of data security and access. You are responsible for all fees you and End Users on your Honeycode Team(s) may accrue for using Honeycode or any affiliated service.

77.1.2. You or End Users you delegate with administrative privileges over certain Honeycode features (“Honeycode Team Administrators”) may manage access, use, and permissions within your Honeycode Team. Honeycode Team Administrators may also control End User access to certain administrative functionality, including changing, adding, or removing permissions, or changing billable tiers.

77.1.3. Unless you delegate your permissions of your Honeycode Team, you agree that termination of your Honeycode account or deletion of any of your Content in Honeycode, whether by you or by us, may also terminate your End Users’ access to your Content and may delete any associated End User Content.

77.2. Nonuse. If during the previous 3 months you have registered no usage of your Honeycode account, we may delete, without liability of any kind, your account and any associated Content, upon 30 days prior notice to you.

77.3. Workbooks for Data Storage. You may only use Honeycode for its intended purpose as set forth herein and in the Documentation. Any other use, including but not limited to, creating and maintaining multiple workbooks for the primary purpose of storing and accessing data, is not permitted and may result in us deleting your Content.

78. Wavelength Zones/Local Zones

For the Service Level Agreements applicable to any Services or Service workloads that you run in Wavelength Zones or Local Zones, Service Credits are calculated as a percentage of the total charges paid by you (excluding one-time payments such as upfront payments made for Reserved Instances) for the individual Service that runs in the affected Wavelength Zones or Local Zones, respectively, for the monthly billing cycle in which the unavailability occurred.

79. Amazon Braket

79.1. If you use Amazon Braket to access quantum computing hardware operated by one of the third-party hardware providers listed here (each a “Hardware Provider”), you: (1) acknowledge that the Content you provide in connection with your use of Amazon Braket may be processed by the Hardware Provider outside of facilities operated by AWS; and (2) authorize AWS to transfer such Content to the Hardware Provider for processing.

79.2. We may change, deprecate or discontinue any Service Offering that relates to services offered by any Hardware Provider at any time without prior notice to you.

80. Amazon Elastic Container Registry Public

80.1 Amazon Elastic Container Registry Public (Amazon ECR Public) is a public registry that allows you to upload and share Content that anyone with or without an AWS account (“Registry Users”) can download and use. In order for you to upload and share Content through Amazon ECR Public, you must grant AWS and Registry Users a license to the Content in accordance with Sections 80.2 and 80.3 below.

80.2 By uploading Content to Amazon ECR Public, you hereby grant AWS and its Affiliates a worldwide, non-exclusive, fully paid-up, royalty-free license to store, parse, copy, reproduce (including by making mechanical reproductions), reformat, transmit, display, and perform the Content in connection with providing Amazon ECR Public, and, with respect to any Third-Party Content you upload that is subject to an open source or Third-Party Content license, you represent and warrant that the terms for such Third-Party Content permit AWS and its Affiliates to store, parse, copy, reproduce (including by making mechanical reproductions), reformat, transmit, display, and perform the Content in connection with providing Amazon ECR Public.

80.3 You may specify the terms under which you license Your Content to Registry Users. If you do not specify such terms when you upload Your Content, you hereby grant to any other Registry User a non-exclusive license to access, download, use, modify or otherwise exploit Your Content for any personal or business purposes. If you upload and share any Third-Party Content to Amazon ECR Public, you are responsible for ensuring that you have the rights and licenses necessary to do so.

81. Industrial AI Services

81.1 “Industrial AI Services” means, collectively, Amazon Lookout for Vision, Amazon Lookout for Equipment, Amazon Monitron, and AWS Panorama. “Industrial AI Content” means Your Content that is processed by an Industrial AI Service.

81.2 Industrial AI Services use machine learning models that generate predictions based on patterns in data. Output generated by a machine learning model is probabilistic and should be evaluated for accuracy as appropriate for your use case, including by employing human review of such output. Output provided by Amazon Lookout for Equipment and Amazon Monitron should not be used as a substitute for regular, scheduled maintenance on machinery and equipment. You and your End Users are responsible for all decisions made, advice given, actions taken, and failures to take action based on your use of Industrial AI Services.

81.3 You agree and instruct that for Amazon Lookout for Vision, Amazon Lookout for Equipment and Amazon Monitron: (a) we may use and store Industrial AI Content that is processed by each of the foregoing Industrial AI Services to maintain and provide the applicable Industrial AI Service (including development and improvement of such Industrial AI Service) and to develop and improve AWS and affiliate machine-learning and artificial-intelligence technologies; and (b) solely in connection with the development and improvement described in clause (a), we may store such Industrial AI Content in an AWS region outside of the AWS region where you are using such Industrial AI Service. You may instruct AWS not to use and store Industrial AI Content processed by an Industrial AI Service to develop and improve that Service or technologies of AWS or its affiliates by (i) for Amazon Monitron, contacting AWS Support and following the process provided to you, and (ii) for Amazon Lookout for Vision and Amazon Lookout for Equipment, by configuring an AI services opt-out policy using AWS Organizations.

81.4 You are responsible for providing legally adequate privacy notices to End Users of your products or services that use any Industrial AI Service and obtaining any necessary consent from such End Users for the processing of Industrial AI Content and the storage, use, and transfer of Industrial AI Content as described under this Section.

81.5 You will not, and will not allow any third-party to, use Industrial AI Services to, directly or indirectly, develop or improve a similar or competing product or service. The foregoing does not apply to AWS Panorama to the extent you are developing hardware appliances that integrate with AWS Panorama, to Amazon Lookout for Equipment, or to Amazon Monitron.

81.6 Industrial AI Services are not intended for use in, or in association with, the operation of any hazardous environments or critical systems that may lead to serious bodily injury or death or cause environmental or property damage, and you are solely responsible for liability that may arise in connection with any such use.

81.7 Notwithstanding any other provision of the Agreement, you may incorporate into your programs or applications, and distribute as incorporated in such programs or applications, the binary code that we distribute for Industrial AI Services with the AWS Mobile SDKs.

82. Amazon Location Service (Preview)

82.1 When you use a feature of Amazon Location Service that is identified to you as being provided by a third-party geolocation service provider listed here (each such feature, including Maps, Places, and Routing (when available), a “Geolocation Provider Feature,” and each such provider, a "Geolocation Provider”), you authorize AWS to transmit your request parameters (e.g., location searches) to the Geolocation Provider for processing which may be outside of the AWS region in which your request was made.

82.2 AWS may change, deprecate, or discontinue any Geolocation Provider or Geolocation Provider Feature at any time upon notice to you.

82.3 You may not:

a. Scrape, systematically collect, or duplicate the data provided to you from Amazon Location Service (e.g., map tiles, forward and reverse geocodes, routes, drive times/isochrones, and other data) (collectively, “Location Data”), including for the purpose of avoiding use of Amazon Location Service.

b. Use Location Data to create or offer a product or service with features that are similar to the services of the Geolocation Providers, where such product or service does not contain substantial, independent value and features beyond the services of the Geolocation Providers.

c. Incorporate Amazon Location Service, including any Location Data, into any integrated in-vehicle infotainment system, any systems for autonomous control of the vehicle, or any real-time dynamic routing or route optimization applications installed on in-vehicle hardware. In-vehicle mobile device applications, including ones mirroring onto a vehicle’s onboard display system, are permitted.

d. Use, incorporate, modify, distribute, provide access to, or combine any Location Data in a manner that would subject the Location Data to open-source or open-database license terms that require any part of the Location Data to be disclosed to third parties, licensed to third parties for the purpose of making derivative works, or redistributed to third parties at no charge.

e. Store or cache Location Data, except (i) for geocoding and reverse-geocoding results (other than as prohibited in Section 82.4.a) when you indicate the result will be stored in the API parameter or (ii) to comply with legal, regulatory, or reasonable internal record-keeping requirements.

f. Use Amazon Location Service for any hazardous, unsafe, or illegal activities, including any use in, or association with, any hazardous environments or critical systems that may lead to serious bodily injury or death or cause environmental or property damage. You are solely responsible for liability that may arise in connection with any such use.

g. Use Location Data to develop paper maps or an atlas (digital or otherwise) for purposes of sale or distribution to others.

h. Place your company name or marks, or any third-party advertisements, on or in the Location Data (e.g., on a map display).

82.4 In addition to the restrictions in Section 82.3, if you use HERE as your Geolocation Provider, you may not:

a. Store or cache any Location Data for Japan, including any geocoding or reverse-geocoding results.

b. Layer routes from HERE on top of a map from another third-party provider, or layer routes from another third-party provider on top of maps from HERE.

82.5 If you use Amazon Location Service without any Geolocation Provider Feature, you may use any pricing plan. If you use a Geolocation Provider Feature for Mobile Asset Management or Mobile Asset Tracking, (a) you may only use Mobile Asset Management and Mobile Asset Tracking (as applicable) pricing plans for such usage and (b) you will ensure each of your Mobile Assets uses Amazon Location Service’s Tracking feature with a distinct device ID at least once in any month that you are using Amazon Location Service to track or manage such Mobile Asset. If you use a Geolocation Provider Feature for a use case that is not Mobile Asset Management or Mobile Asset Tracking, you may only use a request-based pricing plan for such usage. “Mobile Asset” means any vehicle, cargo, employee, or other mobile object that has a mobile or tracking device used by a company in support of its business (excluding any consumer devices used by consumers for personal, non-business purposes). “Mobile Asset Tracking” means, for any company, using Amazon Location Service solely to locate or display its Mobile Assets on a map. “Mobile Asset Management” means, for any company, using Amazon Location Service to track and manage its Mobile Assets for purposes of providing route calculations for such Mobile Assets or optimizing or calculating the order of destinations or routes for such Mobile Assets. If we determine you are using Amazon Location Service in a manner intended to avoid incurring appropriate usage fees, we may suspend or terminate your access to, or limit your use of, Amazon Location Service.

82.6 Attribution for Location Data can be found here. You must pass through attribution for Location Data that you make available to others via your application or its product documentation. If any Location Data has attribution details attached or incorporated, you may not remove, modify, or obscure (or permit any End Users to remove, modify, or obscure) any copyright, trademark notice, restrictive legend, or other proprietary right notices supplied to you.

82.7 Section 2 (Betas and Previews) applies to Amazon Location Service while it is in preview.

83. AWS Managed Services

83.1. If you request that AWS Managed Services be provided for any software or service that is not expressly identified as supported in the AWS Managed Services user guides posted on the AWS Site (“Customer-Requested Configuration”), any AWS Managed Services provided for such Customer-Requested Configuration will be treated as a “Beta Service” under these Service Terms.

83.2. You represent and warrant to AWS that the person requesting any of your AWS accounts to be an AWS Managed Services Account (as defined in the AWS Managed Services user guides posted on the AWS Site) is authorized to make such requests and procure AWS Managed Services on your behalf and with respect to such AWS accounts.

83.3. AWS and its affiliates will not be liable to you for any damages arising from (a) AWS’s actions taken pursuant to any instructions or requests that you provide or approve, or (b) any change by you to your Managed Environment (as defined in the AWS Managed Services user guides posted on the AWS Site).

84. Amazon FinSpace

Amazon FinSpace is a tool to help you analyze data for investment and business decisions. It is not a substitute for the judgment and experience of the user when making investment and business decisions. Amazon FinSpace does not provide investment advice, make investment recommendations or evaluate the suitability of any investment or investment strategy.